The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 13, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT (to Prospectus dated March 14, 2016)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-210169

GasLog Ltd.

$250,000,000  % Senior Notes due 2024

We are offering $250,000,000 aggregate principal amount of  % Senior Notes due 2024 (the “Notes”).

Blenheim Holdings Ltd., which is GasLog’s largest shareholder and is controlled by our chairman, Peter G. Livanos, has indicated an intention to purchase up to $10 million of Notes in this offering.

The Notes will bear interest from the date of original issue until maturity at a rate of  % per year. Interest will be payable quarterly in arrears on the  day of  ,  ,  and  of each year, commencing on  , 2017. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The Notes will be our unsecured unsubordinated obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Notes will effectively rank junior to our existing and future secured debt to the extent of the value of the assets securing such debt as well as to existing and future debt and other liabilities of our subsidiaries.

We may redeem some or all of the notes at any time on or after  , 2021 at the redemption prices specified under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to but excluding the redemption date. We may also redeem some or all of the notes before  , 2021 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date, plus an applicable “make-whole” premium. The notes may also be redeemed at 100% of their principal amount in whole but not in part upon the occurrence of certain tax events described in this prospectus supplement and the accompanying prospectus.

The Notes are a new issue of securities with no established trading market. We do not intend to apply to list the Notes on any securities exchange.

Investing in the Notes involves a high degree of risk. The Notes have not been rated. Please read the section entitled “Risk Factors” on page S-15 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 1, 2017 before you make an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)(2)	$	$
Proceeds to GasLog Ltd. (before expenses)	$	$

(1)

See “Underwriting” for additional information regarding the total underwriting compensation. The underwriting discount will be $  per Note for institutional orders and $  per Note for retail orders. The underwriters will not receive an underwriting discount or commission on the sale of Notes to Blenheim Holdings.

(2)	Excludes the amount payable to Stifel, Nicolaus & Company, Incorporated and DNB Markets, Inc. as a structuring fee in connection with the offering. Please see “Underwriting.”

Delivery of the Notes is expected to be on or about  , 2017.

Joint Bookrunners

Stifel	DNB Markets

 , 2017

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find Additional Information” and “Incorporation by Reference”. To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

We expect that delivery of the Notes will be made to investors on  , 2017, which will be the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the initial pricing date of the Notes or the succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-15 of this prospectus supplement and beginning on page 6 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), on March 1, 2017 (“Annual Report on Form 20-F”).

Unless otherwise indicated, references in this prospectus supplement to:

•

“GasLog”, the “Company”, the “Group”, the “Issuer”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries (including GasLog Partners LP) or their predecessors, or to such entities collectively, except that when such terms are used in this prospectus supplement in reference to the common shares, the 8.75% Series A Cumulative Redeemable Perpetual Preference Shares (the “Series A Preference Shares”) or the Notes, they refer to GasLog Ltd.;

•

“GasLog Partners” or the “Partnership”, refer to GasLog Partners LP, a master limited partnership formed by GasLog to own, operate and acquire liquefied natural gas, or “LNG”, carriers under long-term charters, or any one or more of GasLog Partners’ subsidiaries;

•	the “general partner” refer to GasLog Partners GP LLC, the general partner of GasLog Partners;

•	“GasLog LNG Services” refer to GasLog LNG Services Ltd., our wholly owned subsidiary;

•

“our vessels” or “our ships” refer to the LNG carriers owned or controlled by the Company and its subsidiaries, including the LNG carriers owned by GasLog Partners; “our wholly owned vessels” or “our wholly owned ships” refer to the LNG carriers owned by the Company and its subsidiaries, excluding any LNG carriers owned by GasLog Partners (in which we hold the controlling general partner interest as well as limited partner interests) and its subsidiaries and Egypt LNG Shipping Ltd. (in which we hold a 25.0% equity interest);

•	“Shell” refer to Royal Dutch Shell plc or any one or more of its subsidiaries;

•	“BG Group” refer to BG Group plc. BG Group was acquired by Shell on February 15, 2016;

•	“MSL” refer to Methane Services Limited, a subsidiary of BG Group and a subsidiary of Shell;

•	“Samsung” refer to Samsung Heavy Industries Co., Ltd. or any one or more of its subsidiaries;

•	“Hyundai” refer to Hyundai Heavy Industries Co., Ltd. or any one or more of its subsidiaries;

•	“Mitsui” refer to Mitsui Co., Ltd. and “Lepta Shipping” refer to Lepta Shipping Co., Ltd., a subsidiary of Mitsui;

•	“Total” refer to Total Gas & Power Chartering Limited, a wholly owned subsidiary of Total plc;

•	“Centrica” refer to Pioneer Shipping Limited, a wholly owned subsidiary of Centrica plc;

•	“Egypt LNG” refer to Egypt LNG Shipping Ltd;

•	“Dynagas” refers to Dynagas Ltd. and “Golar” refers to Golar LNG Ltd.;

•	“the Cool Pool” refers to the Cool Pool Limited;

•	“Gastrade” refers to Gastrade S.A.;

•	“Ceres Shipping” refers to Ceres Shipping Ltd.;

•	“NYSE” refer to the New York Stock Exchange; and “SEC” refer to the U.S. Securities and Exchange Commission;

•	“dollars” and “$” refer to, and amounts are presented in, U.S. dollars;

•	“TFDE” refer to tri-fuel diesel electric;

•	“Steam” refer to steam-powered;

•	“LP-2S” refer to dual-fuel two-stroke engine propulsion; and

•	“cbm” refer to cubic meters;

Our Company

We are an international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Our owned fleet consists of 27 owned LNG carriers, including 22 ships on the water and five LNG carriers on order at two of the world’s leading LNG shipbuilders, Samsung and Hyundai. This includes nine LNG carriers in operation that are owned by our NYSE-listed subsidiary GasLog Partners, with which we have entered into certain agreements governing our relationship, including purchase options for certain of our ships. We currently manage and operate 24 LNG carriers including 12 of our wholly owned ships in operation (one is managed by a subsidiary of Shell), the nine ships contributed or sold to the Partnership, one ship owned by Shell, one additional LNG carrier in which we have a 25.0% interest and a vessel secured under a long-term bareboat charter from Lepta Shipping, a subsidiary of Mitsui. We are also supervising the construction of our newbuildings. We have secured multi-year time and seasonal time charter contracts for eight of our owned ships, the nine ships owned by the Partnership, the one vessel secured under a long-term bareboat charter from Lepta Shipping and our five newbuildings on order. As of December 31, 2016, these contracts are expected to provide total contracted revenue of approximately $3.57 billion during their initial terms, which expire between 2018 and 2029.

We also have a 25% interest in an additional ship, the Methane Nile Eagle, a 2007-built LNG carrier technically managed by us that is currently operating under a 20-year time charter to MSL.

Our current time charters have initial terms of up to ten years and include options that permit the charterers to extend the terms for successive periods under hire rate provisions. We will continue to evaluate the attractiveness of longer and shorter-term chartering opportunities as the commercial characteristics of the LNG carrier industry evolve. We have structured our order book of new LNG carriers to have staggered delivery dates, facilitating a smooth integration of the ships into our fleet as well as significant annual growth through 2019. This has the additional advantage of spreading our exposure to the re-employment of these ships over several years upon expiration of their current charters.

Each of our 27 owned LNG carriers is designed with a capacity of between approximately 145,000 cbm and 180,000 cbm. We believe this size range maximizes their operational flexibility, as these ships are compatible with most existing LNG terminals around the world. All but three of the LNG carriers in our owned fleet are of the same specifications (in groups of ten, eight and six ships), which allows us to benefit from economies of scale and operating efficiencies in ship construction, crew training, crew rotation and shared spare parts. Upon delivery of the last of our five contracted newbuildings, our owned fleet will have an average age of 6.3 years, making it one of the youngest in the industry. By comparison, as of December 31, 2016, the average age for the global fleet of LNG carriers, including LNG carriers of all sizes, was 11.9 years.

Our wholly owned subsidiary, GasLog LNG Services, handles the technical management of our fleet (one of our vessels is managed by a subsidiary of Shell), including plan approval for new ship orders, supervision of ship construction and planning and supervision of dry-dockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental, or “HSSE”, management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over 15 years, we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of the 24 ships currently operating under our management.

In 2015 we began to develop a floating LNG storage and regasification unit (“FSRU”) strategy and signed two front-end engineering design (“FEED”) studies with Keppel Offshore and Marine Ltd. for the potential conversion of both a Steam and TFDE vessel from our existing fleet. On

December 5, 2016 we announced that Keppel Shipyard Limited had begun ordering the long lead items required for the conversion of a GasLog or Gaslog Partners LNG carrier to a FSRU. In addition, on December 22, 2016 we announced that a wholly owned subsidiary of GasLog has entered into a sale and purchase agreement to acquire a 20% shareholding in Gastrade. Gastrade is licensed to develop an independent natural gas system offshore Alexandroupolis in Northern Greece utilizing a FSRU along with other fixed infrastructure. The acquisition of the 20% shareholding in Gastrade closed on February 9, 2017.

GasLog Partners

On May 12, 2014, our subsidiary GasLog Partners completed an initial public offering in which it raised net proceeds of $186.03 million. GasLog Partners was formed by us to own and operate LNG carriers under long-term charters. Its common units representing limited partner interests are traded on the NYSE under the ticker symbol “GLOP”. Concurrently with the initial public offering, GasLog Partners acquired the entities that own the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney from us. On September 29, 2014, GasLog Partners completed a follow-on public offering, resulting in net proceeds of $133.0 million. GasLog Partners used the proceeds to partially finance the acquisition from the Company of the entities that own the Methane Rita Andrea and the Methane Jane Elizabeth. On June 26, 2015, GasLog Partners completed a follow-on public offering, resulting in net proceeds of $171.83 million. GasLog Partners used the proceeds to partially finance the acquisition from the Company of the entities that own the Methane Alison Victoria, the Methane Shirley Elisabeth and the Methane Heather Sally. On August 5, 2016, GasLog Partners completed a follow-on public offering, resulting in net proceeds of $52.30 million. GasLog Partners used the proceeds to partially finance the acquisition from the Company of the entity that owns GasLog Seattle. On January 27, 2017, GasLog Partners completed a follow-on public offering, resulting in net proceeds of $75.49 million. In addition, the over-allotment option was partially exercised by the underwriter on February 24, 2017, resulting in net additional proceeds of $2.44 million. GasLog Partners plans to use the net proceeds from the public offering for general partnership purposes, which may include future acquisitions, debt repayment, capital expenditures and additions to working capital. GasLog Partners holds options to acquire from us seven additional vessels and GAS-twenty six Ltd. with its long-term bareboat charter of (and right to acquire) the Methane Julia Louise (which is subject to a multi-year charter to MSL) and will have certain rights to acquire future vessels meeting certain criteria that have charters with a remaining term of at least 5 years.

As of March 13, 2017, the Company holds a 27.57% interest in GasLog Partners and, as a result of its ownership of the general partner and the fact that the general partner elects the majority of the Partnership’s directors in accordance with the Partnership’s partnership agreement the Company has the ability to control the Partnership’s affairs and policies. Consequently, GasLog Partners is consolidated in the Company’s financial statements.

Expected Drop-Down Transaction

Following its equity offering in January 2017, we expect GasLog Partners to exercise their option to acquire one GasLog vessel soon after completion of this offering.  The general terms and conditions of any such acquisition would be expected to be generally consistent with previous vessel acquisitions by GasLog Partners from GasLog and subject to satisfaction of certain closing conditions.

Our Fleet

Owned Fleet

The following table presents information about our wholly owned fleet and their associated time charters as of March 13, 2017:

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer	Propulsion	Charter Expiration(1)	Optional Period(2)
1	GasLog Savannah	2010	155,000	Spot Market(3)	TFDE	N/A	N/A
2	GasLog Singapore	2010	155,000	Spot Market(3)	TFDE	N/A	N/A
3	GasLog Skagen	2013	155,000	Shell	TFDE	April 2021(4)	2026-2031
4	GasLog Chelsea	2010	153,600	Spot Market(3)	TFDE	N/A	N/A
5	Solaris	2014	155,000	Shell	TFDE	June 2021	2026-2031
6	GasLog Saratoga	2014	155,000	Spot Market(3)	TFDE	N/A	N/A
7	Methane Lydon Volney	2006	145,000	Shell	Steam	October 2020	2023-2025
8	Methane Becki Anne	2010	170,000	Shell	TFDE	March 2024	2027-2029
9	GasLog Salem	2015	155,000	Spot Market(3)	TFDE	N/A	N/A
10	GasLog Greece	2016	174,000	Shell	TFDE	March 2026	2031
11	GasLog Glasgow	2016	174,000	Shell	TFDE	June 2026	2031
12	GasLog Geneva	2016	174,000	Shell	TFDE	September 2023	2028-2031
13	GasLog Gibraltar	2016	174,000	Shell	TFDE	October 2023	2028-2031

The following table presents information about GasLog Partners’ fleet and their associated time charters as of March 13, 2017:

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer	Propulsion	Charter Expiration(1)	Optional Period(2)
1	GasLog Shanghai	2013	155,000	Shell	TFDE	May 2018	—
2	GasLog Santiago	2013	155,000	Shell	TFDE	July 2018	—
3	GasLog Sydney	2013	155,000	Shell	TFDE	September 2018(5)	2021-2026
4	GasLog Seattle	2013	155,000	Shell	TFDE	December 2020	2025-2030
5	Methane Rita Andrea	2006	145,000	Shell	Steam	April 2020	2023-2025
6	Methane Jane Elizabeth	2006	145,000	Shell	Steam	October 2019	2022-2024
7	Methane Shirley Elisabeth	2007	145,000	Shell	Steam	June 2020	2023-2025
8	Methane Alison Victoria	2007	145,000	Shell	Steam	December 2019	2022-2024
9	Methane Heather Sally	2007	145,000	Shell	Steam	December 2020	2023-2025

Bareboat Vessel

Vessel Name		Year Built	Cargo Capacity (cbm)	Charterer	Propulsion	Charter Expiration(1)	Optional Period(2)
1	Methane Julia Louise(6)	2010	170,000	Shell	TFDE	March 2026	2029-2031

(1)	Indicates the expiration of the initial term.

(2)

The period shown reflects the expiration of the minimum optional period and the maximum optional period. The charterer of the GasLog Skagen has unilateral options to extend the term of the charter for up to ten years, on a seasonal charter basis. The charterer of the GasLog Seattle and the Solaris has unilateral options to extend the term of the time charter for periods ranging from 5 to 10 years, provided that the charterer provides us with advance notice of declaration of any option in accordance with the terms of the applicable charter. The charterer of the Methane Lydon Volney has a unilateral option to extend the term for a period of either three or five years at its election. In addition, the charterer of the Methane Shirley Elisabeth, the Methane Heather Sally and the Methane Alison Victoria has a unilateral option to extend the term of two of the related time charters for a period of either three or five years at its election. The charterers of the GasLog Shanghai, the GasLog Santiago and the GasLog Sydney have the option to extend the charters for two consecutive periods of three or four years each plus or minus 30 days, and each charter extension and the length thereof is to be nominated by charterers at least 18 months before the end of each current charter period and shall follow in direct continuation of the then preceding period. No such nominations have been made in respect of the GasLog Shanghai and the GasLog Santiago. The charterer of the Methane Rita Andrea and the Methane Jane Elizabeth may extend either or both of these charters for one extension period of three or five years, and each charter requires that the charterer provide us with advance notice of its exercise of any extension option. The charterer of the Methane Becki Anne and the Methane Julia Louise has a unilateral option to extend the term of the time charters for a period of either three or five years at its election. The charterer of the GasLog Greece and the GasLog Glasgow has the right to extend the charters for a period of five years at the charterer’s option. The charterer of the GasLog Geneva and the GasLog Gibraltar has the right to extend the charter by two additional periods of five and three years, respectively, provided that the charterer provides us with advance notice of declaration.

(3)

Vessels operating in the spot market that have been contributed to the Cool Pool. GasLog has entered into a pool agreement with Dynagas and Golar establishing the Cool Pool to market their vessels, which are currently operating in the LNG shipping spot market. The Cool Pool allows the participating owners to optimize the operation of the pool vessels through improved scheduling ability, cost efficiencies and common marketing.

(4)

Time charter provides for full employment for three years and a subsequent five year seasonal charter under which the ship is employed for seven months and available to accept other charters for five months.

(5)

Pursuant to the agreement signed with MSL on April 21, 2015, with respect to the GasLog Sydney, whose charter was shortened by eight months under such agreement, if MSL does not exercise the charter extension options for the GasLog Sydney, and GasLog Partners does not enter into a third-party charter for the GasLog Sydney, GasLog and GasLog Partners intend to enter into a bareboat or time charter arrangement that is designed to guarantee the total cash distribution from the vessel for any period of charter shortening.

(6)

On February 24, 2016, GasLog’s subsidiary, GAS-twenty six Ltd., completed the sale and leaseback of the Methane Julia Louise with Lepta Shipping. Lepta Shipping has the right to on-sell and lease back the vessel. The vessel was sold to Lepta Shipping for a total consideration approximately equivalent to its current book value. GasLog has leased back the vessel under a bareboat charter from Lepta Shipping for a period of up to 20 years. GasLog has the option to re-purchase the vessel on pre-agreed terms no earlier than the end of year ten and no later than the end of year 17 of the bareboat charter. The vessel remains on its eleven-year- charter with MSL, a subsidiary of Shell.

Newbuilds

Vessel Name		Date of Delivery(1)	Cargo Capacity (cbm)	Charterer	Propulsion	Charter Expiration(2)	Optional Period(3)
1	Hull No. 2130	Q1 2018	174,000	Shell	LP-2S	2027	2030-2033
2	Hull No. 2131	Q1 2019	174,000	Shell	LP-2S	2029	2032-2035
3	Hull No. 2800	Q1 2018	174,000	Shell	LP-2S	2028	2031-2034
4	Hull No. 2801	Q1 2018	174,000	Total	LP-2S	2025	2028
5	Hull No. 2212	Q2 2019	180,000	Centrica	LP-2S	2026	2028-2032

(1)	Expected delivery quarters are presented.

(2)	Indicates the expiration of the initial term.

(3)

The charterer of Hulls No. 2130, No. 2131 and No. 2800 has the right to extend each of the charters by two consecutive periods of three years each, provided that the charterer provides us with advance notice of declaration. The charterer of Hull No. 2801 has the right to extend the charter by a three-year period. The charter of Hull No. 2212 has the right to extend the charter by three consecutive periods of two years each at the charterer’s option.

The key characteristics of our owned fleet include the following:

•

each ship is sized at between approximately 145,000 cbm and 180,000 cbm capacity, which places our ships in the medium- to large-size class of LNG carriers; we believe this size range maximizes their operational flexibility, as these ships are compatible with most existing LNG terminals around the world, and minimizes excess LNG boil-off;

•	each ship is double-hulled, which is standard in the LNG industry;

•

each ship has a membrane containment system incorporating current industry construction standards, including guidelines and recommendations from Gaztransport and Technigaz (the designer of the membrane system) as well as updated standards from our classification society;

•	each of our ships is modern steam powered or has TFDE or has dual-fuel two-stroke engine propulsion technology;

•	Bermuda is the flag state of each ship;

•

each of our delivered ships has received, and each of our newbuildings is expected to receive, an ENVIRO+ notation from our classification society, which denotes compliance with its published guidelines concerning the most stringent criteria for environmental protection related to design characteristics, management and support systems, sea discharges and air emissions; and

•

upon delivery of the last of our five contracted newbuildings in 2019, our owned fleet will have an average age of 6.3 years, making it one of the youngest in the industry, compared to a current average age of 11.9 years for the global LNG carrier fleet including LNG carriers of all sizes as of December 31, 2016.

In addition to our owned fleet, we have a 25% ownership interest in Egypt LNG, an entity whose principal asset is the Methane Nile Eagle. The Methane Nile Eagle is a 145,000 cbm LNG carrier that was built in 2007. It is currently chartered to MSL under a 20-year time charter, which is subject to extension for up to 10 years at the charterer’s option. On October 29, 2015, Egypt LNG and MSL mutually agreed to lay up the Methane Nile Eagle for a period of approximately one year. The charterer continued to pay charter hire costs adjusted for net savings in operating expenses and insurance as a result of the vessel being laid up. The Methane Nile Eagle was re-activated on October 15, 2016.

We continually evaluate short and long-term charter opportunities for our vessels. Our discussions with potential charterers are at various stages of advancement; however, as of the date of this prospectus supplement, we cannot provide assurance that we will conclude any particular charter or, if concluded, the charter rate that will apply.

Managed Fleet

Through GasLog LNG Services, we provide technical ship management services for three LNG carriers owned by third parties (including the bareboat vessel), in addition to management of the 21 LNG carriers currently operating in our owned fleet (the Solaris is managed by a subsidiary of Shell). We supervised the construction by Samsung of each LNG carrier in our managed fleet, and each ship has operated under our technical management since its delivery from the shipyard with the exception of the Solaris.

The following table provides information about our managed ships:

Vessel Name		Year Built	Cargo Capacity (cbm)	Propulsion	GasLog Ownership	Ship Owner
1	Methane Kari Elin	2004	138,000	Steam	—	MSL
2	Methane Nile Eagle(1)	2007	145,000	Steam	25.0%	Egypt LNG(1)
3	Methane Julia Louise	2010	170,000	TFDE	—	Lepta Shipping

(1)	The Methane Nile Eagle is owned by Egypt LNG, in which we indirectly hold a 25.0% equity interest. BG Asia Pacific Pte. Limited, a subsidiary of BG Group, and Eagle Gas Shipping Co. E.S.A., an entity affiliated with the government of Egypt, have 25.0% and 50.0% equity interests, respectively, in Egypt LNG.

Our Relationship to Our Controlling Shareholders

Our chairman, Peter G. Livanos, is our largest shareholder through his ownership of Ceres Shipping, which has a majority ownership interest in Blenheim Holdings Ltd., or “Blenheim Holdings”. The shipping activities of the Livanos family commenced more than 100 years ago, and Ceres Shipping also has interests in tankers, dry bulk carriers and containerships. Ceres Shipping’s LNG shipping activities commenced in 2001, and its operations in the LNG shipping sector are conducted exclusively through GasLog. Entities controlled by members of the Livanos family, including our chairman, are deemed to beneficially own approximately 40.16% of our issued and outstanding common shares. As a result of his ownership of our common shares, Mr. Livanos can effectively control the outcome of most matters on which GasLog’s shareholders are entitled to vote.

Anthony Papadimitriou, a member of our Board, was originally designated by the Onassis Foundation to serve as one of our directors. The Onassis Foundation beneficially owns 8.68% of our issued and outstanding common shares.

Corporate Information

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

The Offering

Issuer	GasLog Ltd.
Securities Offered

$250.0 million aggregate principal amount of our  % Senior Notes due 2024 issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. For a detailed description of the Notes, see “Description of Notes.”

Blenheim Holdings Ltd., which is GasLog’s largest shareholder and is controlled by our chairman, Peter G. Livanos, has indicated an intention to purchase up to $10 million of Notes in this offering.
Maturity Dates	The Notes will mature on , 2024.
Interest Payment Dates.	, , and of each year, commencing on , 2017.
Interest Rate	The Notes will bear interest from the date of original issue until maturity at a rate of % per year, payable quarterly in arrears.
Ranking

The Notes will be unsecured unsubordinated obligations of GasLog. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Notes will effectively rank junior to our existing and future secured debt to the extent of the value of the assets securing such debt as well as to existing and future debt and other liabilities of our subsidiaries. As of December 31, 2016, after giving effect to the issuance of the Notes and the use of proceeds thereof as described under “Use of Proceeds,” we would have had total consolidated debt of approximately $3.12 billion. Of such amount, approximately $2.74 billion would have been secured debt, all of which is debt of our subsidiaries.

No Security or Guarantees	None of our obligations under the Notes will be secured by collateral or guaranteed by any of our subsidiaries, affiliates or any other persons.
Change of Control

Upon the occurrence of certain change of control events (as defined in the indenture governing the Notes), you will have the right, as a holder of the Notes, to require us to repurchase some or all of your Notes at 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date. For additional information, please read “Description of Notes—Change of Control Permits Holders to Require the Issuer to Purchase Notes.”

Optional Redemption

We may redeem any of the notes beginning on  , 2021. The initial redemption price is  % of their principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date. The redemption price will decline each year after 2021 and will be 100% of their principal amount, plus accrued and unpaid interest, beginning on  , 2023. We may also redeem some or all of the notes before  , 2021 at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the redemption date, plus an applicable “make-whole” premium. For additional information, please read “Description of Notes—Optional Redemption.”

Covenants

The indenture governing the Notes contains certain restrictive covenants, including covenants that require us to maintain a certain amount of asset coverage and provide certain reports. For additional information, please read “Description of Notes.”

“Reopening” of Notes

We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with the Notes.

Use of Proceeds

We intend to use the net proceeds of the sale of the Notes, which, after deducting underwriting discounts and the estimated expenses payable by us, are expected to total approximately $  , for the repayment of debt and general corporate purposes, including working capital.

Ratings	The Notes will not be rated by any Nationally Recognized Statistical Rating Organization.
Listing	The Notes will not be listed on any securities exchange.
Form

The Notes will be represented by one or more permanent global notes, which will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as a nominee designated by DTC. Holders of Notes may hold interests in a global Note only in the manner described in this prospectus. Any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus. For additional information, please read

“Description of Notes—Book-Entry System; Delivery and Form” in this prospectus.
Additional Amounts; Tax Redemption

Any payments made by us with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If we are required by law to withhold or deduct amounts for or on account of tax imposed by a relevant taxing authority with respect to a payment to the holders of Notes, we will, subject to certain exceptions, pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. Please read “Description of Notes—Additional Amounts.”

In the event of certain developments affecting taxation, we may redeem the Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. Please read “Description of Notes—Optional Redemption for Changes in Withholding Taxes.”

Settlement	Delivery of the Notes offered hereby will be made against payment therefor on or about , 2017.
Risk Factors

An investment in the Notes involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-15 of this prospectus to determine whether an investment in the Notes is appropriate for you.

Summary Consolidated Financial and Other Data

The following table presents summary consolidated financial and other data of GasLog for each of the years in the five-year period ended December 31, 2016. The summary consolidated financial data of GasLog as of December 31, 2015 and 2016, and for each of the years in the three year period ended December 31, 2016, is derived from our audited consolidated financial statements and notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference. The summary consolidated financial data as of December 31, 2012, 2013 and 2014, and for the years ended December 31, 2012 and 2013, is derived from our audited consolidated financial statements, which are not included in our Annual Report on Form 20-F. Our consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards, or “IFRS”, as issued by the International Accounting Standards Board, or the “IASB”.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto included in “Item 18. Financial Statements” of our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference. You should also read “Item 5. Operating and Financial Review and Prospects” of our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference.

	Year Ended December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars, except share and per share data)
CONSOLIDATED STATEMENT OF PROFIT OR LOSS
Revenues	$68,542	$157,240	$328,679	$415,078	$466,059
Vessel operating and supervision costs(1)	(14,354)	(32,058)	(70,732)	(98,552)	(112,632)
Voyage expenses and commissions(2)	(292)	(2,861)	(7,738)	(14,290)	(15,184)
Depreciation	(13,065)	(29,322)	(70,695)	(106,641)	(122,957)
General and administrative expenses	(20,380)	(21,598)	(34,154)	(41,282)	(38,642)

Profit from operations	20,451	71,401	145,360	154,313	176,644

Financial costs	(11,670)	(27,851)	(71,579)	(91,956)	(137,316)
Financial income	1,174	411	274	427	720
(Loss)/gain on swaps	(6,783)	11,498	(24,787)	(10,332)	(13,419)
Share of profit of associate	1,078	1,470	1,497	1,216	1,422

Total other expenses, net	(16,201)	(14,472)	(94,595)	(100,645)	(148,593)

Profit for the year	$4,250	$56,929	$50,765	$53,668	$28,051

Profit/(loss) attributable to owners of the Group	$4,250	$56,929	$42,161	$10,829	$(21,486)
Profit attributable to non-controlling interest	$—	$—	$8,604	$42,839	$49,537
Earnings/(loss) per share, basic and diluted(3)	$0.07	$0.91	$0.54	$0.04	$(0.39)
Weighted average number of shares, basic(3)	56,093,775	62,863,665	78,633,820	80,496,314	80,534,702
Weighted average number of shares, diluted(3)	56,695,519	62,863,665	78,800,192	80,610,420	80,534,702
Dividends declared per common share(3)	$0.11	$0.45	$0.50	$0.56	$0.56

Dividends declared per preference share	$—	$—	$—	$1.60	$2.19

	As of December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA
Cash and cash equivalents	$110,978	$103,798	$211,974	$302,988	$227,024
Short-term investments	104,674	4,500	28,103	6,000	18,000
Restricted cash	—	—	22,826	62,718	42
Investment in associate and joint venture(4)	6,856	6,326	6,603	6,274	6,265
Tangible fixed assets(5)	426,880	1,529,720	2,809,517	3,400,270	3,889,047
Vessels under construction	217,322	120,295	142,776	178,405	96,356
Vessel held under finance lease	—	—	—	—	222,004
Total assets	908,768	1,816,679	3,269,971	4,039,621	4,515,164
Borrowings, current portion	25,753	100,320	116,431	636,987	147,448
Borrowings, non-current portion	228,515	1,014,754	1,778,845	1,737,500	2,504,578
Finance lease liability, current portion	—	—	—	—	5,946
Finance lease liability, non-current portion	—	—	—	—	214,455
Share capital(3)	629	629	810	810	810
Preference shares	—	—	—	46	46
Equity attributable to owners of the Group	603,271	639,533	929,391	1,001,674	945,643
Non-controlling interest	—	—	323,646	506,246	564,039
Total equity	603,271	639,533	1,253,037	1,507,920	1,509,682

	Year Ended December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars)
CONSOLIDATED CASH FLOW DATA
Net cash provided by operating activities	$24,918	$86,745	$148,288	$161,579	$256,532
Net cash used in investing activities	(212,621)	(935,516)	(1,386,656)	(704,052)	(771,242)
Net cash provided by financing activities	278,811	840,481	1,346,762	634,317	439,766

	Year Ended December 31,
	2012	2013	2014	2015	2016
FLEET DATA(6)
Number of managed ships at end of period	14	20	21	22	25
Average number of managed ships during period	14.0	16.9	20.0	21.7	23.6
Number of owned ships at end of period	2	8	16	19	22
Average number of owned ships during period	2.0	5.0	12.4	18.2	19.8
Average age of owned ships (years)	2.5	1.7	4.4	5.2	5.1
Total calendar days for owned and bareboat fleet	732	1,832	4,520	6,638	7,568
Total operating days for owned and bareboat fleet(7)	732	1,808	4,392	6,097	7,439

	Year Ended December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars)
OTHER FINANCIAL DATA
EBITDA(8)	$34,594	$102,193	$217,552	$262,170	$301,023
Adjusted EBITDA(8)	34,047	101,617	217,172	262,969	302,386
Capital expenditures:
Payments for fixed assets	110,765	1,038,153	1,364,283	728,446	761,513
Common share dividend declared	6,915	28,288	39,840	45,078	45,101
Preference share dividend declared	—	—	—	7,379	10,063

(1)

For the years ended December 31, 2012 and 2013, vessel operating and supervision costs is determined by taking the vessel operating and supervision costs per the consolidated statement of profit or loss in the relevant year’s Annual Report on Form 20-F and deducting voyage expenses and commissions.

(2)

Voyage expenses and commissions for the years ended December 31, 2012 and 2013 consist of brokers’ commissions and bunkers’ consumption as disclosed in Note 13 of the Annual Report on Form 20-F for the year ended December 31, 2013.

(3)	Gives effect to the 238-for-1 share split effected on March 13, 2012.

(4)

Consists of our 25.0% ownership interest in Egypt LNG and our 33.33% ownership interest in the Cool Pool. On October 1, 2015, GasLog, Dynagas and Golar signed a LNG carrier pooling agreement to establish the Cool Pool to market their vessels, which are currently operating in the LNG shipping spot market. The Cool Pool allows the participating owners to optimize the operation of the pool vessels through improved scheduling ability, cost efficiencies and common marketing. The objective of the Cool Pool is to serve the transportation requirements of a rapidly growing LNG shipping market by providing customers with reliable, yet flexible, and innovative solutions to meet their increasingly complex shipping requirements. The Cool Pool was incorporated in September 2015.

(5)	Includes delivered ships (including dry-docking component of vessel cost) as well as office property and other tangible assets, less accumulated depreciation.

(6)

Presentation of fleet data does not include newbuildings on order during the relevant periods. The data presented regarding our owned fleet includes only our owned ships delivered prior to December 31, 2016 including the ships owned by GasLog Partners. The data presented regarding our managed fleet includes our wholly owned vessels as well as ships owned by GasLog Partners, Shell, Egypt LNG and Lepta Shipping that are operating under our management.

(7)

The operating days for our owned and bareboat fleet are the total number of days in a given period that the vessels (including the Methane Julia Louise, our vessel on a bareboat charter) were in our possession less the total number of days off-hire not recoverable from the insurers. In 2016, operating days include 1,185 days for our vessels operating in the Cool Pool. We define days off-hire as days lost to, among other things, operational deficiencies, dry-docking for repairs, maintenance or inspection, equipment breakdowns, special surveys and vessel upgrades, delays due to accidents, crew strikes, certain vessel detentions or similar problems, our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew, or periods of commercial waiting time during which we do not earn charter hire.

(8)	Non-GAAP Financial Measures:

EBITDA is defined as earnings before depreciation, amortization, interest income and expense, gain/loss on swaps and taxes. Adjusted EBITDA is defined as EBITDA before foreign exchange gains/losses. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are used as supplemental financial measures by management and external users of financial statements, such as investors, to assess our financial and operating performance. We believe that these non-GAAP financial measures assist our management and investors by increasing the comparability of our performance from period to period. We believe that including EBITDA and Adjusted EBITDA assists our management and investors in (i) understanding and analyzing the results of our operating and business performance, (ii) selecting between investing in us and other investment alternatives and (iii) monitoring our ongoing financial and operational strength in assessing whether to continue to hold our common shares. This is achieved by excluding the potentially disparate effects between periods of interest, gain/loss on swaps, taxes, depreciation and amortization, and, in the case of Adjusted EBITDA, foreign exchange gains/losses, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect results of operations between periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or as substitutes for, or superior to profit, profit from operations or any other measure of financial performance presented in accordance with IFRS. Some of these limitations include the fact that they do not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) changes in, or cash requirements for our working capital needs and (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. EBITDA and Adjusted EBITDA are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows and other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by the excluded items. Therefore, the non-GAAP financial measures as presented below may not be comparable to similarly titled measures of other companies in the shipping or other industries.

Reconciliation of EBITDA and Adjusted EBITDA to Profit:

	Year Ended December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars)
Profit for the year	$4,250	$56,929	$50,765	$53,668	$28,051
Depreciation	13,065	29,322	70,695	106,641	122,957
Financial costs	11,670	27,851	71,579	91,956	137,316
Financial income	(1,174)	(411)	(274)	(427)	(720)
Loss/(gain) on swaps	6,783	(11,498)	24,787	10,332	13,419

EBITDA	34,594	102,193	217,552	262,170	301,023

Foreign exchange (gains)/losses, net	(547)	(576)	(380)	799	1,363

Adjusted EBITDA	$34,047	$101,617	$217,172	$262,969	$302,386

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 6 of our Annual Report on Form 20-F for the year ended December 31, 2016, which was filed with the SEC on March 1, 2017 and incorporated herein by reference, before investing in the Notes. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment. In addition, potential investors should consider the following risks and uncertainties with respect to your investment in the Notes.

Your investment in the Notes is subject to our credit risk.

The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, an obligation of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

As of December 31, 2016, we had total outstanding consolidated debt of approximately $2.87 billion. We also have substantial undrawn available capacity under the credit agreement we entered into on July 19, 2016 (the “Legacy Facility Refinancing”) and the credit agreement we entered into on October 16, 2015 (the “Newbuilding Facility”). The Newbuilding Facility has an aggregate undrawn amount of $664.03 million available that will be used to finance a portion of the contract price of four of our five newbuildings on their delivery. We are obligated to make substantial capital expenditures to fund our commitments for the five newbuildings we have on order. As of December 31, 2016, the total remaining balance of the contract prices for the five vessels was $0.95 billion, which we intend to fund with the Newbuilding Facility, available cash and cash from operations. We expect that a large portion of our cash flow from operations will also be used to repay the principal and interest on our debt, a substantial portion of which matures prior to the Notes. In addition, we may enter into other new debt arrangements or issue additional debt securities in the future. So long as our total indebtedness does not equal or exceed 75% of our total capitalization, the indenture under which the Notes will be issued will permit us to incur additional indebtedness, subject to certain limitations in our other debt agreements, as described in more detail under “Description of Other Indebtedness.”

Our current indebtedness and future indebtedness that we may incur could affect our future operations, as a large portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes. Covenants contained in our debt agreements may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes and our ability to pay dividends to our shareholders and principal and interest on the Notes to noteholders.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing or eliminating distributions to our shareholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Our subsidiaries conduct substantially all of our operations and own all of our operating assets, and your right to receive payments on the Notes is structurally subordinated to the rights of the lenders of our subsidiaries, including GasLog Partners.

We are a holding company. Our subsidiaries conduct substantially all of our operations and own our operating assets, including our ships. As a result, our ability to make required payments on the Notes depends entirely on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the Notes or to make funds available for that purpose. The Notes will not be guaranteed by any of our subsidiaries or any other person.

The rights of holders of the Notes will be structurally subordinated to the rights of our subsidiaries’ lenders. A default by a subsidiary under its debt obligations would result in a block on distributions from the affected subsidiary to us. The Notes will be effectively junior to all existing and future liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of December 31, 2016, our subsidiaries had $2.74 billion of outstanding debt (all of which was secured). In addition, the indenture under which the Notes will be issued will permit our subsidiaries to incur additional debt, subject to the limitations set forth therein. Please read “Description of Notes—Certain covenants—Limitations on Total Indebtedness.”

We may be unable to comply with covenants in our existing or future financing arrangements that impose operating and financial restrictions on us.

Our credit facilities impose, and any future credit facility we enter into will impose, operating and financial restrictions on us and our subsidiaries. These restrictions in our credit facilities generally limit our shipowning subsidiaries’ ability to, among other things:

•	incur additional indebtedness, create liens or provide guarantees;

•	provide any form of credit or financial assistance to, or enter into any non-arms’ length transactions with, us or any of our affiliates;

•	sell or otherwise dispose of assets, including our ships;

•	engage in merger transactions;

•	enter into, terminate or amend any charter;

•	amend our shipbuilding contracts;

•	change the manager of our ships;

•	undergo a change in ownership; or

•	acquire assets, make investments or enter into any joint venture arrangements outside of the ordinary course of business.

Therefore, we may need to seek permission from our lenders in order to engage in some actions. Our lenders’ interests may be different from ours and we may not be able to obtain our lenders’ permission when needed. This may limit our ability to pay interest on the Notes, finance our future operations or capital requirements, make acquisitions or pursue business opportunities.

Our credit facilities also impose specific financial covenants that apply to us and our subsidiaries on a consolidated basis or to GasLog Partners and its subsidiaries on a consolidated basis, as the case may be. Further, GasLog has two NOK denominated bonds which also impose specified financial covenants that apply to us and our subsidiaries on a consolidated basis.

Our ability to comply with covenants and restrictions contained in our financing arrangements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A failure to comply with covenants and restrictions or to meet our payment and other obligations could lead to defaults under our debt obligations which could cause our payment obligations to be accelerated. We may not have, or be able to obtain, sufficient funds to make these accelerated payments. Because obligations under our financing arrangements are secured by our ships and are guaranteed by our ship-owning subsidiaries, if we are unable to repay debt under our financing arrangements, the lenders could seek to foreclose on those assets, which would materially and adversely impact our business, financial condition, results of operations and cash flows. In addition, a default under one of our debt obligations could result in the cross-acceleration of our other indebtedness.

Please see “Description of Other Indebtedness” for more information on our existing financing arrangements.

The Notes will be unsecured obligations and will be effectively subordinated to our secured debt.

The Notes are unsecured and therefore will be effectively subordinated to any existing or future secured debt to the extent of the value of the assets securing the debt. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Notes. As of December 31, 2016, we had total outstanding secured debt of approximately $2.74 billion. We will continue to have the ability to incur additional secured debt, subject to limitations in our financing arrangements and the indenture relating to the Notes. Please read “Description of Other Indebtedness.”

We may not have the ability to raise the funds necessary to purchase the Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase the Notes.

Following a change of control as described under “Description of Notes—Change of Control Permits Holders to Require Issuer to Purchase Notes,” holders of Notes will have the right to require us to purchase their Notes for cash at 101% of their principal amount plus accrued and unpaid interest. A change of control may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any Notes surrendered by holders for purchase upon a change of control. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the Notes upon a change of control. Our failure to purchase the Notes upon a change of control when required would result in an event of default with respect to the Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Notes.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the Notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your Notes. However, the change of control provisions will not afford protection to holders of Notes in the event of certain transactions that could adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings or certain restructurings would not constitute a change of control requiring us to repurchase the Notes. In the event of any such transaction, holders of the Notes would not have the right to require us to purchase their Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the Notes.

The Notes do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your Notes.

The Notes are a new issue of securities for which there is no established public market. We do not intend to list the Notes on any securities exchange. The lack of an active trading market could adversely affect your ability to sell the Notes and the price at which you may be able to sell the Notes. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the Notes will be subject to disruptions that may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.

We have not sought to obtain a rating for the Notes, and the Notes may never be rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.

Tax Risks

In addition to the following risk factors, you should read “Material Tax Considerations” for a more complete discussion of the material Bermuda and U.S. Federal income tax considerations relating to us and the Notes.

We will have to pay tax on U.S.-source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended (“the Code”), the U.S. source gross transportation income of a ship-owning or chartering corporation, such as ourselves, is subject to a 4% U.S. Federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under a tax treaty or Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S.-source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

We do not currently qualify for a tax treaty exemption or a statutory tax exemption, and therefore we are subject to the 4% U.S. Federal income tax on our U.S.-source gross transportation income. We do not expect any resulting U.S. tax liability to be material or materially reduce the earnings available for distribution to our shareholders for the fiscal year ended December 31, 2017. For 2016, the U.S. source gross transportation tax was $0.30 million. Changes to our business could change this expectation and in such circumstances we may attempt to qualify for the exemption from tax under Section 883. For a more detailed discussion, see “Material Tax Considerations—U.S. Taxation of Shipping Income.”

FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus supplement includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as “forward- looking statements”. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission, or the “SEC”, other information sent to our security holders, and other written materials. We caution that these and other forward-looking statements included in this prospectus supplement represent our estimates and assumptions only as of the date of this prospectus supplement or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

•	continued low prices for crude oil and petroleum products and volatility in gas prices;

•

general LNG shipping market conditions and trends, including spot and long-term charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping, technological advancements and opportunities for the profitable operation of LNG carriers;

•	our ability to enter into time charters with new and existing customers;

•	increased exposure to spot market and fluctuations in spot charter rates;

•	changes in the ownership of our charterers;

•	our customers’ performance of their obligations under our time charters and other contracts;

•	our future operating performance, financial condition, liquidity and cash available for dividends and distributions;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our restrictive covenants and other obligations under our credit facilities;

•	future, pending or recent acquisitions of or orders for ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, dry-docking requirements and insurance costs;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•

our ability to maximize the use of our ships, including the re-employment or disposal of ships no longer under time charter commitments, including the risk that our vessels may no longer have the latest technology at such time;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards; requirements imposed by classification societies and standards imposed by our charterers applicable to our business;

•	risks inherent in ship operation, including the discharge of pollutants;

•	our ability to retain key employees and the availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	our business strategy and other plans and objectives for future operations;

•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach; and

•

other factors discussed in the section entitled “Risk Factors” of this prospectus supplement (and in the “Risk Factors” described in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 1, 2017, which is incorporated herein by reference).

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of the Notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $  million. We plan to use the proceeds of this offering for the repayment of certain debt and general corporate purposes, including working capital.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preference share dividends for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year Ended December 31,
	2012	2013	2014	2015	2016
	(in thousands of U.S. dollars, except ratios)
Earnings
Pre-tax income before adjustment for non-controlling interest and before income from equity investee	3,142	55,459	49,268	52,452	26,631
Add:
Fixed charges	11,730	27,447	68,998	91,437	133,235
Amortization of capitalized interest	345	344	347	356	358
Distributed income of equity investee	750	1,640	1,220	1,600	1,375

Total Earnings available for fixed charges and preference share dividends	15,967	84,890	119,833	145,845	161,599

Fixed Charges
Interest expensed and capitalized	10,781	23,619	53,276	79,584	97,585
Amortization of capitalized expenses relating to indebtedness.	726	3,620	15,362	11,355	35,141
Interest portion of rental expense	223	208	360	498	509

Total Fixed Charges before preference share dividends	11,730	27,447	68,998	91,437	133,235

Preference share dividends	—	—	—	7,377	10,063

Total Combined fixed charges and preference share dividends	11,730	27,447	68,998	98,814	143,298

Ratio of Earnings to Fixed Charges(1)	1.36	3.09	1.74	1.60	1.21
Ratio of Earnings to Fixed Charges and Preference Share Dividends(1)	1.36	3.09	1.74	1.48	1.13

(1)	For purposes of calculating the ratios above:

•

“earnings” is the result of adding (a) pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income of equity investees (which includes non-cash unrealized gains and losses on derivative financial instruments), (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting interest capitalized;

•

“fixed charges” represent (i) interest incurred (whether expensed or capitalized) (ii) amortized premiums and capitalized expenses related to indebtedness, (iii) interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries; and

•

“preference share dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference shares. There is no effective income tax rate applicable to continuing operations. We did not have any preference shares outstanding during the periods from 2012 to 2014 and the ratio of earnings to fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for these periods. Beginning on April 7, 2015, we had 4,600,000 shares of Series A Preference Shares outstanding.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2016 on an:

•	actual basis;

•	as adjusted basis, giving effect to the following transactions, which occurred during the period from December 31, 2016 to March 13, 2017:

(i)	scheduled debt payments totaling $40.95 million;

(ii)	dividends of $13.80 million paid to GasLog Partners’ non-controlling unitholders on February 10, 2017; and

(iii)	net proceeds of $77.92 million from the GasLog Partners’ follow-on equity offering completed on January 27, 2017 and the partial exercise of the over-allotment option on February 24, 2017.

•	as further adjusted basis, giving effect to:

(i)	the issuance and sale of the Notes offered hereby.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between December 31, 2016, and the date of this prospectus supplement.

This table is derived from and should be read together with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement.

	As of December 31, 2016
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Debt:(1)
Borrowings, current portion(2)	$147,448	$106,495	$
Borrowings, non-current portion(2)	2,504,578	2,504,578
Finance lease liability, current portion(2)	5,946	5,946
Finance lease liability, non-current portion(2)	214,455	214,455
% Senior Notes offered hereby	—	—

Total debt	2,872,427	2,831,474

Equity:
Preference shares(3)	46	46
Share capital(3)	810	810
Contributed surplus	966,974	966,974
Reserves	10,160	10,160
Treasury shares(3)	(10,861)	(10,861)
Accumulated deficit	(21,486)	(21,486)
Non-controlling interest	564,039	628,163

Total equity	1,509,682	1,573,806

Total capitalization	$4,382,109	$4,405,280	$

(1)

Our indebtedness, other than our NOK Bonds (as defined in the section “Description of Other Indebtedness”), is secured by mortgages on our owned ships and is guaranteed by the Company or a combination of the Company and GasLog Partners, in the case of the Partnership’s indebtedness. The NOK Bonds (the carrying amount of which, net of unamortized financing costs and unamortized premium as of December 31, 2016, is $133.53 million) are unsecured.

(2)	Borrowings presented at December 31, 2016, are shown net of $47.98 million of loan issuance costs and premium that are being amortized over the term of the respective borrowings.

(3)

Does not include any shares that may be issued under the Company’s 2013 Omnibus Incentive Compensation Plan. At December 31, 2016, our share capital consisted of 80,561,353 issued and outstanding common shares, 431,773 treasury shares issued and 4,600,000 Preference Shares issued and outstanding.

DESCRIPTION OF OTHER INDEBTEDNESS

GasLog Partners Credit Facility

On November 12, 2014, GAS-three Ltd., GAS-four Ltd., GAS-five Ltd., GAS-sixteen Ltd., GAS-seventeen Ltd, GasLog Partners and GasLog Partners Holdings LLC entered in a loan agreement for a credit facility for up to $450.0 million for the purpose of refinancing existing debt facilities. The agreement provides for a single tranche that was drawn on November 18, 2014. The aggregate balance outstanding under the loan facility as of December 31, 2016 was $405.0 million. The credit facility bears interest at LIBOR plus a margin.

Newbuilding Facility

On October 16, 2015, GAS-eleven Ltd., GAS-twelve Ltd., GAS-thirteen Ltd., GAS-fourteen Ltd., GAS-twenty two Ltd., GAS-twenty three Ltd., GAS-twenty four Ltd. and GAS-twenty five Ltd. entered into a debt financing agreement with 14 international banks for $1,311.36 million to partially finance the delivery of the eight newbuildings expected to be delivered in 2016, 2018 and 2019. The financing is backed by the Export Import Bank of Korea (“KEXIM”) and the Korea Trade Insurance Corporation (“K-Sure”), who are either directly lending or providing cover for over 60% of the facility.

The loan agreement provides for four tranches of $412.46 million, $201.09 million, $206.12 million and $491.69 million. The facility is also sub-divided into eight loans, one loan per newbuilding vessel, to be provided for each of the vessels on a pro rata basis under each of the four tranches. Each drawing under the first three tranches shall be repaid in 24 consecutive semi-annual equal installments commencing six months after the actual delivery of the relevant vessel according to a 12-year profile. Each drawing under the fourth tranche shall be repaid in 20 consecutive semi-annual equal installments commencing six months after the actual delivery of the relevant vessel according to a 20-year profile, with a balloon payment together with the final installment. On March 22, 2016 and June 24, 2016, $162.97 million was drawn down on each date with respect to the deliveries of the GasLog Greece and the GasLog Glasgow, while on September 26, 2016 and October 25, 2016, $160.70 million was drawn down on each date with respect to the deliveries of the GasLog Geneva and the GasLog Gibraltar. The aggregate balance outstanding under the loan facility as of December 31, 2016 was $635.78 million. Amounts drawn bear interest at LIBOR plus a margin.

Five Vessel Refinancing

On February 18, 2016, GAS-eighteen Ltd., GAS-nineteen Ltd., GAS-twenty Ltd., GAS-twenty one Ltd. and GAS-twenty seven Ltd. entered into the Five Vessel Refinancing to refinance the debt maturities that were scheduled to become due in 2016 and 2017. The Five Vessel Refinancing is comprised of a five-year senior tranche facility of up to $396.50 million and a two-year bullet junior tranche facility of up to $180.0 million. The vessels covered by the Five Vessel Refinancing are the GasLog Partners-owned Methane Alison Victoria, Methane Shirley Elisabeth and Methane Heather Sally and the GasLog-owned Methane Lydon Volney and Methane Becki Anne.

On April 5, 2016, $395.45 million and $179.75 million under the senior and junior tranche, respectively, of the Five Vessel Refinancing were drawn to partially refinance $644.0 million of the outstanding debt of GAS-eighteen Ltd., GAS-nineteen Ltd., GAS-twenty Ltd., GAS-twenty one Ltd. and GAS-twenty seven Ltd. The balance of $68.80 million was paid from available cash. Following the decrease in the aggregate available amount by $1.30 million, the senior tranche facility provides for four advances of $72.29 million each and a fifth advance of $106.30 million. The first four advances shall be repaid in 20 quarterly equal installments commencing three months after the relevant drawdown dates while the fifth advance shall be repaid in 17 quarterly equal installments commencing 12 months after the relevant drawdown date, with a balloon payment together with the final installments. The junior tranche facility provides for four advances of $29.96 million each and a fifth advance of $59.92 million. Each advance under the junior tranche shall be repaid in full 24 months after the relevant drawdown dates. The aggregate balance outstanding under the senior tranche as of December 31, 2016 is $383.13 million, while under the junior tranche the outstanding balance is $179.75 million. Amounts drawn bear interest at LIBOR plus a margin (variable margin for the junior tranche).

Legacy Facility Refinancing

On July 19, 2016, GAS-one Ltd., GAS-two Ltd., GAS-six Ltd., GAS-seven Ltd., GAS-eight Ltd., GAS-nine Ltd., GAS-ten Ltd. and GAS-fifteen Ltd. entered into a credit agreement to refinance the existing indebtedness on eight of GasLog’s on-the-water vessels of up to $1,050.0 million, extending the maturities of six existing credit facilities to 2021. The vessels covered by the Legacy Facility Refinancing are the GasLog Savannah, the GasLog Singapore, the GasLog Skagen, the GasLog Seattle, the Solaris, the GasLog Saratoga, the GasLog Salem and the GasLog Chelsea.

The Legacy Facility Refinancing is comprised of a five-year term loan facility of up to $950.0 million and a revolving credit facility of up to $100.0 million. On July 25, 2016, the available amount of $950.0 million under the term loan facility and $11.64 million under the revolving credit facility were drawn to refinance the aggregate existing indebtedness of $959.90 million of GAS-one Ltd., GAS-two Ltd., GAS-six Ltd., GAS-seven Ltd., GAS-eight Ltd., GAS-nine Ltd., GAS-ten Ltd. and GAS-fifteen Ltd. Amounts drawn bear interest at LIBOR plus a margin. The balance outstanding as of December 31, 2016 of $950.0 million under the term loan facility shall be repaid in nine semi-annual installments of $29.17 million each and a balloon repayment of $687.50 million five years after drawdown. The outstanding balance under the revolving credit facility as of December 31, 2016 was $11.64 million, while the available amount of $88.36 million can be drawn at any time until January, 2021.

Securities Covenants and Guarantees

The obligations under the aforementioned facilities, with the exception of the junior tranche loan facility under the Five Vessel Refinancing, are secured by a first priority mortgage over the vessels, a pledge of the share capital of the respective vessel owning companies and a first priority assignment of earnings related to the vessels (excluding the vessels participating in the Cool Pool), including charter revenue, management revenue and any insurance and requisition compensation. In relation to the junior tranche loan facility drawn under the Five Vessel Refinancing, this is secured by second priority mortgage and assignments. Obligations under the GasLog Partners Credit Facility are facilities guaranteed by the Partnership and GasLog Partners Holdings LLC, obligations under the Five Vessel Refinancing are guaranteed by GasLog, by the Partnership and GasLog Partners Holdings LLC for up to the value of the commitments relating to the Methane Alison Victoria, Methane Shirley Elisabeth and Methane Heather Sally and by GasLog Carriers Ltd. for up to the value of the commitments on the remaining vessels, obligations under the Legacy Facility Refinancing are guaranteed by GasLog, by the Partnership and GasLog Partners Holdings LLC for up to the value of the commitments relating to the GasLog Seattle and by GasLog Carriers Ltd. for up to the value of the commitments on the remaining vessels, while obligations under the fourth facility are guaranteed by GasLog and GasLog Carriers Ltd. The facilities include customary respective covenants, and among other restrictions the facilities include a fair market value covenant pursuant to which the majority lenders may request additional security under the facilities if the aggregate fair market value of the collateral vessels (without taking into account any charter arrangements) were to fall below 120% of the aggregate outstanding principal balance(with respect to the Newbuilding Facility below 115% of the aggregate outstanding principal balance for the first two years after each drawdown and below 120% at any time thereafter and with respect to the Five Vessel Refinancing below 115% of the aggregate outstanding principal balance until the maturity of the junior tranche and below 120% at any time thereafter).

Senior Unsecured Notes

On June 27, 2013, GasLog issued a senior unsecured bond of NOK 500.0 million (or $83.21 million based on the exchange rate on June 27, 2013) that will mature on June 27, 2018. On May 2, 2014, GasLog closed a follow-on issue of the Norwegian bond of NOK 500.0 million (or $83.61 million based on the exchange rate on closing date) at a premium of $4.18 million (based on the exchange rate on closing date). On June 27, 2016, GasLog repurchased and cancelled NOK 588.0 million ($70.68 million) of the outstanding bonds at a price of 103% of par value. The total outstanding balance of the Norwegian bond, after the follow-on issue and the partial re-purchase (the “2018 Bond Agreement”) amounts to NOK 412.0 million.

The bond under the 2018 Bond Agreement bears interest at NIBOR plus margin. Interest payments shall be made in arrears on a quarterly basis. GasLog may redeem the Bond in whole or in part as follows: (a) with settlement date at any time from June 27, 2016 to but not including June 27, 2017 at 105.0% of par plus accrued interest on redeemed amount, (b) with settlement date at any time from June 27, 2017 to but not including December 27, 2017 at 103.0% of par plus accrued interest on redeemed amount, and (c) with settlement date at any time from December 27, 2017 to but not including the maturity date at 101.75% of par plus accrued interests on redeemed amount.

Compliance with our Bonds’ covenants is required at all times and we were in compliance with the respective financial covenants as of March 13, 2017.

The aggregate carrying amount under the 2018 Bond Agreement and the 2021 Bond Agreement (the “Bonds”), net of unamortized financing costs and unamortized premium, as of December 31, 2016 was $133.53 million while their aggregate fair value was $138.74 million based on a USD/NOK exchange rate of 0.1159 as of December 31, 2016.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read those documents in their entirety because they, and not this description, define your rights as holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (or the TIA), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA. Unless the context requires otherwise, all references to “we,” “us,” and “our” in this section refer solely to GasLog Ltd., the issuer of the Notes, and not to any of its subsidiaries.

The following description of the particular terms of the Notes offered hereby supplements the “Description of Debt Securities” set forth in the accompanying prospectus.

General

The Notes will be issued under an indenture to be dated as of                 , 2017 (or the Base Indenture), between the Issuer and American Stock Transfer & Trust Company, LLC, as trustee (or the Trustee), as supplemented by a first supplemental indenture to be dated as of  , 2017, between the Issuer and the Trustee (or the Supplemental Indenture and, together with the Base Indenture, the Indenture).

The Notes will initially be limited to $250.0 million in aggregate principal amount. The Indenture will not limit the amount of debt securities that the Issuer may issue under the Indenture and will provide that debt securities may be issued from time to time in one or more series. The Issuer may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same interest rate, maturity and other terms (except for the issue date, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes. Any additional debt securities having such similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture, including for purposes of voting and redemptions, and any additional debt securities issued as part of the same series as the Notes will be fungible with the Notes for United States federal income tax purposes or will be issued under a separate CUSIP number. No such additional debt securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes. For the avoidance of doubt, so long as no default or Event of Default hereunder would result therefrom, nothing contained in the Indenture will prohibit the Issuer from entering into commercial loans or bank debt, whether secured or unsecured, including without limitation, such debt that may be syndicated.

Other than as described under “—Certain Covenants,” the Indenture and the terms of the Notes will not contain any covenants restricting the operation of our business, our ability to pay dividends, our ability to incur debt or grant liens on our assets or that are designed to afford holders of the Notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Notes.

The Notes will mature on  , 2024 and will bear interest at a rate of  % per annum. Interest on the Notes will accrue from  , 2017. The Issuer will make interest payments on the Notes quarterly in arrears on           ,           ,           and           of each year, beginning on           2017, to holders of record at the close of business on           ,           ,           or           (whether or not that date is a business day), as the case may be, immediately preceding such interest payment date, and on the maturity date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date would otherwise be a day that is not a business day, that interest payment date will be postponed to the next date that is a business day. If the maturity date of the Notes falls on a day that is not a business day, the related payment of principal and interest will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

The Notes will not be entitled to the benefit of any sinking fund.

The Notes will be issued only in fully registered form without coupons and in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-entry System; Delivery and Form,” the Notes will not be issuable in certificated form.

The Notes are not listed, and we do not currently intend to list the Notes, on any securities exchange or to seek approval for their quotation through any automated quotation system. We cannot assure you that an active public market for the Notes will develop. The absence of an active public trading market could have an adverse effect on the liquidity and value of the Notes.

Trading Characteristics

The Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Notes that is not included in the trading price thereof. Any portion of the trading price of a Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Ranking

The Notes will be our unsubordinated unsecured obligations and will rank equally in right of payment with all our existing and future unsubordinated unsecured indebtedness.

The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness.

The Notes will effectively rank junior to our current and any future secured indebtedness incurred by us, to the extent of the value of the assets securing such indebtedness. Assuming we had completed this offering on December 31, 2016, after giving effect to the issuance of our Notes and assuming we held all of the net proceeds of the offering as cash, we and our subsidiaries would have had an aggregate of approximately $3.12 billion of debt outstanding. Of such amount, approximately $2.74 billion would have been secured debt of our subsidiaries. Please read “Risk Factors Risks of Investing in our Notes—Our Notes will be unsecured obligations and will be effectively subordinated to our secured debt and debt of our subsidiaries.”

The Notes will be obligations of the Issuer and will not be guaranteed by any of our subsidiaries. Accordingly, the Notes will effectively rank junior to all liabilities of our subsidiaries (excluding any amounts owed by such subsidiaries to us). We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. As a result, the Notes will be effectively subordinated to creditors, including trade creditors and preferred shareholders or unitholders, if any, other than us, of our subsidiaries. Please read “Risk Factors—Risks of Investing in our Notes.”

Additional Amounts

All payments made by or on behalf of the Issuer under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (or Taxes) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of Bermuda or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Issuer (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each paying agent) (each a Specified Tax Jurisdiction), will at any time be required to be made from any payments made under or with respect to the Notes, the Issuer will pay such additional amounts (or the Additional Amounts) as may be necessary so that the net amount received in respect of such payments by a holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)

any Taxes that would not have been so imposed but for the holder or beneficial owner of the Notes having any present or former connection with the Specified Tax Jurisdiction, including any such connection arising as a result of such holder or beneficial owner (i) being organized under the laws of, or otherwise being or having been a citizen or resident of a Specified Tax Jurisdiction, (ii) or being or having been engaged in a trade or business in a Specified Tax Jurisdiction, (iii) having or having had its principal office located therein, (iv) maintaining a permanent establishment in a Specified Tax Jurisdiction, or (v) being or having been physically present in a Specified Tax Jurisdiction (other than, in each ease, any present or former connection arising as a result of the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes;

(4)

any Taxes imposed as a result of the failure of the holder or beneficial owner of the Notes to complete, execute and deliver to the Issuer any form or document to the extent applicable to such holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Issuer in order to enable the Issuer to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Issuer;

(5)

any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period);

(6)

any Taxes imposed on or with respect to any payment by the Issuer to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)	any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(8)

any Taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the United States Internal Revenue Code (or the Code), as of the Issue Date (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(9)	any combination of items (1) through (8) above.

If the Issuer becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, the Issuer will deliver to the Trustee and paying agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer will notify the Trustee and paying agent promptly thereafter but in no event later than two business days prior to the date of payment) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officer’s Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. The Trustee and paying agent will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary. The Issuer will provide the Trustee and paying agent with documentation satisfactory to the Trustee and paying agent evidencing the payment of Additional Amounts.

The Issuer will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law. As soon as practicable, the Issuer will provide the Trustee and paying agent with an official receipt or, if official receipts are not obtainable, other documentation satisfactory to the Trustee and paying agent evidencing the payment of the Taxes so withheld or deducted. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and paying agent to the holders of the Notes.

Whenever in the Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes, such reference will be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Issuer will pay any present or future stamp, court, issue, registration, value added, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes, other than, for the avoidance of doubt, any Transfer Taxes, as defined below in “—Transfer and Exchange” (each such tax, a Note Issuance Tax), and the Issuer will indemnify the holders for any such Note Issuance Taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer is organized or any political subdivision or authority or agency thereof or therein.

Optional Redemption for Changes in Withholding Taxes

The Issuer may redeem the Notes, at its option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice (which notice will be irrevocable) by the Issuer, at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest (if any) to, but excluding, the applicable redemption date and all Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that the Issuer determines in good faith that the Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Issuer (including making payment through a paying agent located in another jurisdiction), as a result of:

(1)

a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced and becomes effective on or after the date of the Indenture; or

(2)	any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws,

regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of the Indenture.

Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. Before the Issuer publishes, mails or delivers notice of redemption of the Notes as described above, the Issuer will deliver to the Trustee and paying agent (a) an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred and (b) an opinion of independent legal counsel of recognized standing satisfactory to the Trustee and paying agent that the Issuer has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.

The Trustee and paying agent will accept and will be entitled to conclusively rely upon the Officer’s Certificate and opinion of counsel sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.

Optional Redemption

On or after           , 2021, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on           of the years set forth below:

Period	Redemption Price
2021	%
2022	%
2023	100%

In addition, the Issuer may redeem the Notes at its option in whole at any time or in part from time to time, prior to                 , 2021. If it does so, it may redeem the Notes after giving the required notice under the Indenture. To redeem the Notes, the Issuer must pay a redemption price equal to the sum of:

(a) 100% of the principal amount of the Notes to be redeemed, plus

(b) the excess of (i) the present value on such redemption date for each dollar of principal being redeemed of (A) the redemption price of such Notes that would have been payable in respect of each such dollar if such redemption had been made on           , 2021, plus (B) the amount of interest (exclusive of interest accrued to but excluding the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made until           , 2021, each computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any notice to holders of Notes of such a redemption needs to include the appropriate calculation (such calculation to be made by the Issuer) of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

As used above,

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to           , 2021 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

“Comparable Treasury Price” means, with respect to any redemption date (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15(519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or (b) if such release (or any successor release) is not published and does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Reference Treasury Dealer” means each of four nationally recognized investment banking firms selected by the Company that are primary U.S. Government security dealers in New York City.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded quarterly, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

The Indenture includes the following restrictive covenants. Certain defined terms relevant to the covenants are set forth under “—Certain Definitions and Interpretations” below.

(1)

Pari passu ranking. The Issuer’s payment obligations under the Notes shall at all times rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save for those whose claims that are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application and for other obligations that are mandatorily preferred by law applying to companies generally. The Notes shall rank ahead of any current or future subordinated debt.

(2)

Mergers. The Issuer shall not, and shall ensure that no Group Company shall, carry out any merger or other business combination or corporate reorganization involving consolidating the assets and obligations of any of the Group Companies with any other companies or entities not being a member of the Group if such transaction would reasonably be expected to have a Material Adverse Effect.

(3)

De-mergers. The Issuer shall not, and shall ensure that no Group Company shall, carry out any de-merger or other corporate reorganization involving splitting any Group Company into two or more separate companies or entities, if such transaction would reasonably be expected to have a Material Adverse Effect.

(4)

Continuation of business. The Issuer shall procure that no material change is made to the general nature or scope of the business of the Group from that carried on at the date of the Indenture, as described in this prospectus, and any business reasonably related, ancillary or complimentary thereto, including without limitation any business in the marine energy transportation or LNG storage, liquefaction or regassification sectors.

(5)	Disposal of business. The Issuer shall not, and shall ensure that no Group Company shall, sell or otherwise dispose of all or a substantial part of the Group’s aggregate assets or operations, unless:

(a)	the transaction is carried out at fair market value, as determined in good faith by the board of directors of the Issuer; and

(b)	such transaction would not reasonably be expected to have a Material Adverse Effect.

(6)

Related party transactions. The Issuer shall not engage in, or permit any member of the Group to engage in, directly or indirectly, any transaction with any affiliate of the Issuer that is not a Group Company (including, without limitation, the purchase, sale or exchange of assets or the rendering of any service), except (i) pursuant to existing agreements and arrangements with such affiliates or (ii) transactions that are (A) approved by a majority of the independent members of the audit committee of the Issuer’s board of directors, (B) on terms no less favorable to the Issuer or such Group member than those generally being provided to or available from unrelated third parties, (C) fair and reasonable to the Issuer or such Group member, as determined in good faith by the board of directors of the Issuer or (D) immaterial in amount or significance to the Issuer or the Group.

(7)

Restricted Payments. The Issuer shall not, and shall not permit any Group Company to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Restricted Payments payable solely in equity interests issued by the Issuer and not in cash, (b) a Subsidiary of the Issuer may make Restricted Payments to the Issuer or another Subsidiary (and if such Group Company is not a Wholly Owned Group Company, so long as the Issuer or a Group Company receives at least its pro rata share of such dividend or distribution in accordance with its equity or ownership interests in such class or series of securities), and (c) any other Restricted Payments in cash in accordance with applicable law so long as after giving effect thereto no Event of Default has occurred and is continuing and no Default or Event of Default will result therefrom.

(8)

Corporate status. The Issuer shall not, and shall ensure that no Group Company shall change its type of organization or jurisdiction of organization unless (i) such change in type or jurisdiction of organization would not reasonably be expected to have a Material Adverse Effect and (ii) in the case of the Issuer, such change is made pursuant to and in accordance with “—Consolidation, Merger and Sale of Assets.”

(9)

Compliance with laws. The Issuer shall (and shall ensure that all Group Companies shall) comply in all material respects with all laws and regulations it or they may be subject to from time to time (including any environmental laws and regulations) if such failure to comply would reasonably be expected to have a Material Adverse Effect.

(10)	MLP. The Issuer shall not cease to control, directly or indirectly, the composition of the majority of the board of directors (or equivalent) of the MLP.

(11)

Negative Pledge. The Issuer shall not, and it shall ensure that no Group Companies shall, create, permit to subsist or allow to exist any mortgage, pledge, lien or any other encumbrances over any of the Issuer’s equity interests in the General Partner or the MLP.

(12)	Debt Service Cover. The Issuer shall ensure that the ratio of EBITDA: Debt Service, on a trailing four quarter basis, shall be no less than 1.00: 1.00.

(13)

Free Liquidity. The Issuer shall, at any time during the term of the Notes, ensure that the Issuer shall maintain Cash and Cash Equivalents of a minimum of the greater of (a) $35,000,000 and (b) 2.50% of Total Indebtedness.

(14)	Limitation on Total Indebtedness. The Issuer shall not permit Total Indebtedness to exceed 75% of Total Capitalization.

(15)	Minimum Market Adjusted Net Worth. The Issuer shall maintain Market Adjusted Net Worth of not less than $300,000,000.

(16)	Current Assets. The Current Assets of the Issuer shall be greater than or equal to Current Liabilities (excluding the Current Portion of Loans).

Compliance with clauses (12)-(16) in the preceding paragraph is measured on the last day of each of our fiscal quarters, commencing           , 2017. Within 60 days after the end of the first three fiscal quarters each fiscal year and within 120 days after the end of each fiscal year (in each case subject to any extensions or waivers), the Issuer is required to deliver to the Trustee an Officer’s Certificate confirming compliance with each of the covenants described above. Each such certificate will be made available to the holders of the Notes upon request to the Trustee. The Issuer shall mail, within 10 Business Days of the discovery thereof, to all holders of the Notes and Trustee, notice of any Default in compliance with the covenants described above.

Certain Definitions and Interpretations

For purposes of the foregoing provisions, the following definitions shall apply:

“Cash and Cash Equivalents” means cash on hand, deposits with banks which are repayable on demand, short term, highly liquid investments which are readily convertible into known amounts of cash with original maturities of six months or less that are subject to an insignificant risk of change in value, but exclude any cash that is specifically blocked and/or charged. For the avoidance of doubt, Cash and Cash Equivalents shall not be subject to any Encumbrances.

“Current Assets” means current assets of the Group as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Current Liabilities” means the current liabilities of the Group as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Current Portion of Loans” means the current portion of loans as shown in the then most recent Financial Statements of the Issuer.

“Debt Service” means, for any financial period of the Group, the sum to be the aggregate amount of: (i) scheduled amounts of principal; (ii) scheduled amounts of interest thereon (taking into account any hedging contracts); and (iii) all other amounts in excess of $30,000,000 in aggregate which shall fall due and will be paid by the Group in such period as non-recurrent fees or upfront fees, costs and expenses, in respect of Total Indebtedness, as shown in the then most recent Financial Statements and Interim Accounts relevant to such period.

“Default” means an Event of Default or any event or circumstance specified under “—Events of Default” which would (with the giving of notice, lapse of time, determination of materiality or the fulfillment of any other applicable condition or any combination of the foregoing) be an Event of Default under the Indenture.

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation for such period; but: (a) adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded, (b) adjusted to exclude any gain or loss realized on the disposal of fixed assets (whether tangible or intangible), (c) after adding back depreciation and amortization charged which relates to such period, (d) adjusted to exclude any exceptional or extraordinary costs or income (e) after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts, and (f) adjusted to exclude any profit or loss due to mark-to-market of derivative agreements and non-cash currency gains or losses, as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Encumbrance” means any encumbrance, mortgage, pledge, lien, charge (whether fixed or floating), assignment by way of security, finance lease, sale and repurchase or sale and leaseback arrangement, sale of receivables on a recourse basis or security interest or any other agreement or arrangement having the effect of conferring security (provided that the foregoing shall not include a pledge of deposit accounts to the extent such pledge does not prevent withdrawal from such accounts at the time of the measurement date).

“Event of Default” means the occurrence of an event or circumstance specified under “—Events of Default.”

“Financial Indebtedness” means any indebtedness for or in respect of: (i) moneys borrowed and debit balances at banks or other financial institutions; (ii) any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent; (iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (iv) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease; (v) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (vi) any treasury transaction (and, when calculating the value of that treasury transaction, only the marked to market value shall be taken into account and/or, if any actual amount is due as a result of the termination or close out of a treasury transaction, that also shall be taken into account); (vii) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; (viii) any amount of liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply; (ix) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and (x) the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (i) to (ix) above.

“Financial Statements” means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such accounts to include a profit and loss account, balance sheet and cash flow statement.

“GAAP” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“General Partner” means the general partner of the MLP.

“Group” means the Issuer and its Subsidiaries, and a “Group Company” means the Issuer or any of its Subsidiaries (as applicable).

“Interest” means, in respect to any specified Financial Indebtedness, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness including (a) gross interest, commitment fees, discount and acceptance fees and guarantee, fronting and ancillary fees payable or incurred on any form of Financial Indebtedness and (b) arrangement fees or other upfront fees.

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of: (a) the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Financial Indebtedness, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalized as principal during such period and (b) net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements), as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Interest Receivable” means, in respect of any period, the amount of interest accrued on cash balances of the Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period, as shown in the then most recent Financial Statement or Interim Account relevant to such period.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for any quarter ending on a Quarter Date, drawn up according to GAAP.

“Market Adjusted Net Worth” means Total Market Adjusted Assets less Total Indebtedness.

“Material Adverse Effect” means a material adverse effect on: (a) the business, financial condition or operations of the Group taken as a whole, (b) the Issuer’s ability to perform and comply with its obligations under the Indenture or the Notes; or (c) the validity or enforceability of the Indenture or the Notes.

“Material Group Company” means any Group Company whose total EBITDA represent at least 10% of the total consolidated EBITDA of the Group, always provided that the Issuer shall, if required, appoint Group Companies as “Material Group Companies” to procure that the Group Companies not being Material Group Companies shall in aggregate not exceed 20% of the consolidated EBITDA of the Group.

“MLP” means GasLog Partners L.P. (or another MLP established and controlled by the Issuer), a master limited partnership whose limited partnership units are traded on a regulated market place or a securities exchange established by a sponsor and which is managed and controlled by a General Partner with a number of limited partners (with customary limited voting rights in the MLP) as investors into which the profit is paid to the partners based on “available cash” with an aim of maximizing the MLP’s distributions, but so that the actual distributions are based on the General Partner’s discretion.

“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any units or shares of any class of capital stock of or other ownership interests in the Issuer or any Subsidiary (as the case may be), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of or other ownership interests in the Issuer or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of or other ownership interests in the Issuer or any Subsidiary other than any such payments that may be made by and between or among one or more of the Group Companies.

“Subsidiary” means an entity over which another entity or person has a determining influence due to (i) direct and indirect ownership of shares or other ownership interests, (ii) control of the general partner of any such other entity that is a limited partnership and/or (iii) agreement, understanding or other arrangement. An entity shall always be considered to be the subsidiary of another entity or person if such entity or person has such number of shares or ownership interests so as to represent the majority of the votes in the entity, or has the right to elect or dismiss a majority of the directors in the entity.

“Total Capitalization” means the sum of Total Indebtedness and Total Equity of the Group.

“Total Equity” means the Total Equity of the Group on a consolidated basis as determined in accordance with GAAP as shown in the then recent Financial Statements or Interim Accounts.

“Total Indebtedness” means the aggregate Financial Indebtedness (on a consolidated basis) of the Group as demonstrated by the Financial Statements and Interim Accounts.

“Total Market Adjusted Assets” means the Total Assets adjusted upwards or downwards, as the case may be, to reflect any difference between the book value of delivered vessels owned wholly or in part by the Group and mean valuations of such vessels provided to the Trustee in each compliance certificate conducted by two independent valuers.

“Wholly Owned Group Company” of any Person means a Group Company of such Person, all of the capital stock of which is owned by the Issuer or another Wholly Owned Group Company.

Change of Control Permits Holders to Require the Issuer to Purchase Notes

If a Change of Control (as defined below) occurs at any time, you will have the right, at your option, to require the Issuer to purchase for cash any or all of your Notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price the Issuer is required to pay (or the Change of Control Purchase Price) is equal to 101% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to but excluding the Change of Control Purchase Date (unless the Change of Control Purchase Date is after a record date and on or prior to the interest payment date to which such record date relates, in which case the Issuer will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the Change of Control Purchase Price will be equal to 101% of the principal amount of the Notes to be purchased). The “Change of Control Purchase Date” will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our Change of Control notice as described below. Any Notes purchased by the Issuer will be paid for in cash. A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

(1)

any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock (as defined below) of the Issuer; or

(2)

the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

As used above, “voting stock” applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Permitted Holders” means collectively the Livanos family and the Radziwill family, including trusts and other entities formed for the benefit of these families.

On or before the 30th day after the occurrence of a Change of Control, we will provide to all holders of the Notes and the Trustee and paying agent a notice of the occurrence of the Change of Control and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a Change of Control;

•	the date of the Change of Control;

•	the last date on which a holder may exercise the repurchase right;

•	the Change of Control Purchase Price;

•	the Change of Control Purchase Date;

•	the name and address of the paying agent; and

•	the procedures that holders must follow to require the Issuer to purchase their Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may select.

To exercise the Change of Control purchase right, you must deliver, on or before the third business day (or as otherwise provided in the notice described above) immediately preceding the Change of Control Purchase Date, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Change of Control Purchase Notice” on the reverse side of the Notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your Notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the Notes are to be purchased by the Issuer pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the Change of Control Purchase Date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

The Issuer will be required to purchase the Notes on the Change of Control Purchase Date. You will receive payment of the Change of Control Purchase Price on the later of the Change of Control Purchase Date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the Change of Control Purchase Price of the Notes on the Change of Control Purchase Date, then:

•

the Notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Change of Control Purchase Price).

In connection with any purchase offer pursuant to a Change of Control purchase notice, the Issuer will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable to them.

No Notes may be purchased at the option of holders thereof upon a Change of Control if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Change of Control Purchase Date.

The Change of Control purchase rights of the holders could discourage a potential acquirer of us. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Change of Control is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that the Issuer offers to purchase the Notes upon a Change of Control may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of Change of Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a Change of Control were to occur, the Issuer may not have enough funds to pay the Change of Control Purchase Price. The Issuer’s ability to repurchase the Notes for cash may be limited by restrictions on its ability to obtain funds for such repurchase through dividends from its subsidiaries, the terms of its then existing borrowing arrangements or otherwise. Please read “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to purchase or repurchase our Notes as required upon a change of control, and our existing and future debt may contain limitations on our ability to purchase or repurchase our Notes.” If the Issuer fails to purchase the Notes when required following a Change of Control, the Issuer will be in Default under the Indenture. In addition, we have, and we may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase their indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The Issuer may not consolidate with or merge with or into, any other person or sell, assign, convey, transfer, lease its properties and assets as an entirety or substantially as an entirety to any person, unless:

•

the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the Commonwealth of Bermuda, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Republic of the Marshall Islands, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable, as determined in good faith by the board of directors of the Issuer, to institutional lenders in the shipping industry, and expressly assumes by supplemental indenture all of the obligations of the Issuer under the Notes and the Indenture;

•	immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing; and

•	other conditions specified in the Indenture are met.

Upon any consolidation, merger, sale, assignment, conveyance, transfer or lease of the properties and assets of the Issuer in accordance with the foregoing provisions, the successor person formed by such consolidation or into which the Issuer is merged or to which such sale, assignment, conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture; and thereafter, except in the case of a lease, the Issuer shall be released from all obligations and covenants under this Indenture and the Notes.

Events of Default

The Notes are subject to the following events of default:

(1)	failure to pay any principal of or any premium when due, continued for three (3) calendar days;

(2)	failure to pay any interest when due, continued for thirty (30) calendar days;

(3)	failure to perform or comply with the provisions of the Indenture relating to mergers and similar events;

(4)

failure to provide notice of a Change of Control or to repurchase Notes tendered for repurchase following the occurrence of a Change of Control in conformity with the covenant set forth under the caption “—Change of Control Permits Holders to Require the Issuer to Purchase Notes;”

(5)

failure to perform any of the other covenants in the Indenture, continued for 60 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture;

(6)

any debt for borrowed money of the Group or any Group Member having an aggregate principal amount of $50,000,000 or more in the aggregate for all such debt of all such persons (i) is subject to an event of default that results in such debt being immediately due and payable prior to its scheduled maturity or (ii) is subject to a failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period;

(7)	any final non-appealable judgment or decree for the payment of money in excess of $50,000,000 is entered against any Group Company and remains outstanding for a period of

90 consecutive days following entry of such final non-appealable judgment or decree and is not discharged, waived or stayed; and

(8)	certain events of bankruptcy, insolvency or reorganization affecting the Issuer or any Material Group Company.

If an Event of Default, other than an Event of Default described in clause (7) above, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (8) above occurs, the principal amount of the Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and any premium, interest or Additional Amounts which have become due as a result of such acceleration, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the Indenture for an Event of Default relating to (i) our failure to file with the Trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, or (ii) the failure to comply with our reporting obligations to the Trustee and the SEC, as described under “—Reports” below will, after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (a) 0.25% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the date on which such Event of Default first occurs and on which such Event of Default is continuing; and (b) 0.50% per annum of the outstanding principal amount of the Notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such Event of Default first occurs and on which such Event of Default is continuing. In the event we do not elect to pay the additional interest upon an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the Notes. On the 181st day after such Event of Default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other Events of Default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of Notes and the Trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such Event of Default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the Notes will be immediately subject to acceleration as provided above.

The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Subject to the Indenture, applicable law and upon providing indemnification satisfactory to the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture will provide that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of such person’s own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding, judicial or otherwise, with respect to or under the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy under the Indenture unless:

•	the holder has previously given the Trustee written notice of a continuing Event of Default;

•

the holders of not less than 25% in aggregate principal amount of the Notes then outstanding have made a written request and have offered indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request to institute such proceeding as Trustee; and

•

the Trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any Note on or after the applicable due date in accordance with the Indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding Notes may waive any Default or Event of Default unless:

•	the Issuer fails to pay the principal of or any interest on any Note when due;

•	the Issuer fails to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Note affected.

The Indenture provides that within 90 days after the Trustee receives written notice of a Default, the Trustee shall transmit by mail to all holders, notice of such Default hereunder, unless such Default shall have been cured or waived. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the best interest of the holders.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the Change of Control Purchase Price, if applicable) of;

•	accrued and unpaid interest, if any, on;

•	applicable premium, if any, on; and

•	Additional Amounts, if any, on

its Notes, on or after the respective due dates expressed or provided for in the Indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Modification and Waiver

The Issuer and the Trustee may amend or supplement the Indenture with respect to the Notes with the consent (including consents obtained in connection with any tender offer or exchange offer) of the holders of a majority in aggregate principal amount of the outstanding Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding Notes may waive the Issuer’s compliance in any instance with any provision of the Indenture without notice to the other holders of Notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding Notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the Notes;

•	reduce the principal amount of or interest on the Notes;

•	reduce the premium payable upon the redemption of any Note or change the time at which any note may be redeemed as described under “—Optional Redemption” above,

•	change the currency of payment of principal of or interest on the Notes or change any Note’s place of payment;

•

impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Notes;

•

modify the provisions with respect to the purchase rights of the holders as described above under “—Change of Control Permits Holders to Require the Issuer to Purchase Notes” in a manner adverse to holders of Notes;

•	change the ranking of the Notes;

•	change the Issuer’s obligation to pay Additional Amounts on any Note; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of Events of Default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the Notes.

The Issuer and the Trustee may amend or supplement the Indenture or the Notes without notice to, or the consent of, the holders of the Notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the Notes in any material respect;

•	provide for the assumption by a successor of the Issuer’s obligations under the Indenture;

•	secure the Notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon the Issuer;

•	to comply with the requirements of the Trust Indenture Act and rules promulgated under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The Issuer may satisfy and discharge its obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or irrevocably depositing with the Trustee or delivering to the holders, as applicable, after all outstanding Notes have become due and payable, or will become due and payable at their stated maturity within one year, or have been called for redemption or are to be called for redemption within one year, cash sufficient to pay and discharge the entire indebtedness on all of the outstanding Notes and all other sums payable under the Indenture by the Issuer. Such discharge is subject to terms contained in the Indenture.

If the Issuer satisfies and discharges its obligations under the Indenture, the Issuer will be released from its obligations in the provisions described under “—Change of Control Permits Holders to Require the Issuer to Purchase Notes.”

Defeasance

The Issuer may terminate at any time all its obligations with respect to the Notes and the Indenture, which we refer to as “legal defeasance,” except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuer may also terminate at any time the Issuer’s obligations with respect to the Notes under the covenants described under “—Change of Control Permits Holders to Require the Issuer to Purchase Notes,” “—Certain Covenants” and “—Reports,” and the operation of certain Events of Default, which we refer to as “covenant defeasance.” The Issuer may exercise the legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises the covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), clause (5) (with respect to the covenants described under “—Certain Covenants” or “—Reports”), clause (6) or clause (7).

The legal defeasance option or the covenant defeasance option with respect to the Notes may be exercised only if:

(1)

the Issuer irrevocably deposits in trust with the Trustee cash or U.S. Government obligations or a combination thereof for the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes to maturity,

(2)	such defeasance or covenant defeasance does not constitute a default under the Indenture or any other material agreement or instrument binding the Issuer,

(3)

no Event of Default has occurred and is continuing on the date of such deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of such deposit (other than, if applicable, an Event of Default with respect to the Notes resulting from the borrowing of funds to be applied to such deposits),

(4)	in the case of the legal defeasance option, the Issuer delivers to the Trustee an opinion of counsel stating that:

(a)	the Issuer has received from the IRS a letter ruling, or there has been published by the IRS a revenue ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

(5)

in the case of the covenant defeasance option, the Issuer delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

(6)

the Issuer delivers to the Trustee an opinion of counsel to the effect that, after the 123rd day after the date of deposit, all money and U.S. Government obligations (or other property as may be provided pursuant to the terms of the Indenture) (including the proceeds thereof) deposited or caused to be deposited with the Trustee (or other qualifying trustee) to be held in trust will not be subject to any case or proceeding (whether voluntary or involuntary) in respect of the Issuer under any U.S. Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief in respect of the Issuer issued in connection therewith, and

(7)

we deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

If the Issuer defeases its obligations under the Indenture, the Issuer will be released from its obligations in the provisions described under “—Change of Control Permits Holders to Require the Issuer to Purchase Notes.”

Transfer and Exchange

We will maintain an office in New York City where the Notes may be presented for registration of transfer or exchange. This office will initially be an office or agency of the Trustee. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of Notes, but any tax or similar governmental charge required by law or permitted by the Indenture because a holder requests any Notes to be issued in a name other than such holder’s name will be paid by such holder (each such tax or similar governmental charge, a Transfer Tax). We are not required to transfer or exchange any Note surrendered for purchase except for any portion of that Note not being purchased.

We reserve the right to:

•	vary or terminate the appointment of the security registrar or paying agent;

•	appoint additional paying agents; or

•	approve any change in the office through which any security registrar or any paying agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Trustee or, at our option, by wire transfer or check mailed to the holder’s registered address. The Issuer will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as the Issuer’s paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to the Issuer for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar and paying agent (if other than the Trustee) will forward to the Trustee any Notes surrendered to them by holders for transfer, exchange or payment. All Notes delivered to the Trustee shall be cancelled promptly by the Trustee in the manner provided in the Indenture and may not be reissued or resold. No Notes shall be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to us), purchase Notes in the open market or by tender offer at any price or by private agreement.

Reports

So long as any Notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1)	all financial information to the extent required of us to be contained in Forms 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors.

We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such filing has occurred.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost Notes at the expense of the holder upon delivery to the Trustee of the mutilated Notes, or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the Trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Concerning the Trustee

The Trustee, in its individual and any other capacity, may make loans to, accept deposits from, and perform services for the Issuer as if it were not the Trustee; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that in case an Event of Default shall occur and be continuing (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

American Stock Transfer & Trust Company, LLC, will be the Trustee under the Indenture. Initially, the Trustee will also act as the paying agent, registrar and custodian for the Notes.

Book-entry System; Delivery and Form

Global Notes

The Issuer will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form.

The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Issuer, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither the Issuer nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

The Issuer will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither the Issuer nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

MATERIAL TAX CONSIDERATIONS

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. Given the limited duration of the Bermuda Minister of Finance’s assurance, we cannot assure you that we will not be subject to any Bermuda tax after March 31, 2035.

Material U.S. Federal Income Tax Considerations

The following discussion of U.S. Federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any U.S. state or local taxes. You are encouraged to consult your own tax advisor regarding the particular U.S. Federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the Notes that may be applicable to you.

U.S. Taxation of Our Operating Income

We have elected to treat a majority of our subsidiaries as disregarded entities for U.S. Federal income tax purposes. The entities that are considered disregarded entities for U.S. Federal income tax purposes should be treated as branches rather than corporations for U.S. Federal income tax purposes. Currently, no election has been filed to treat GasLog LNG Services Ltd., GasLog Services UK Ltd., GasLog Asia Pte. Ltd., GasLog Investments Ltd., GasLog Monaco S.A.M., GasLog Shipping Limited, GasLog Shipping Company Ltd., and Egypt LNG Shipping Ltd. as disregarded entities for U.S. Federal income tax purposes. As a result, these entities and GasLog Services U.S. Inc. will continue to be treated as corporations for U.S. Federal income tax purposes.

U.S. Taxation of Shipping Income

Subject to the discussion of “effectively connected” income below, unless we are exempt from U.S. Federal income tax under the rules contained in Section 883 of the Code, we will be subject to U.S. Federal income tax under the rules of Section 887 of the Code, which would impose on us a 4% U.S. income tax in respect of our U.S. source gross transportation income (without the allowance for deductions).

For this purpose, U.S. source gross transportation income includes 50% of the shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States. Shipping income attributable to transportation exclusively between non-U.S. ports is generally not subject to any U.S. income tax.

For this purpose, “shipping income” means income that is derived from:

(i)	the use of ships;

(ii)	the hiring or leasing of ships for use on a time, operating or bareboat charter basis;

(iii)	the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture we directly or indirectly own or participate in that generates such income; or

(iv)	the performance of services directly related to those uses.

Under Section 883 of the Code and the regulations thereunder, we will be exempt from U.S. Federal income tax on our U.S. source gross transportation income if:

(i)	we are organized in a foreign country (the “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

(ii)	either

(a)

more than 50% of the value of our shares is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an equivalent exemption to corporations organized in the United States (the “50% Ownership Test”), or

(b)

our shares are “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an equivalent exemption to U.S. corporations, or in the United States (the “Publicly-Traded Test”).

We are currently not entitled to this exemption under Section 883 for any tax year. As a result, we are subject to the 4% U.S. Federal income tax under Section 887 on our U.S. source gross transportation income (subject to the discussion of “effectively connected income” below). For 2016, the U.S. source gross transportation tax was $0.30 million.

Because we are unable to qualify for the exemption under Section 883, our U.S. source gross transportation income in future years that is considered to be “effectively connected” with the conduct of a U.S. trade or business is subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S. “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross transportation income would be considered effectively connected with the conduct of a U.S. trade or business only if:

(i)	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S. source gross transportation income; and

(ii)

substantially all of our U.S. source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a ship that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in having, such a fixed place of business in the United States or any ship sailing to or from the United States on a regularly scheduled basis.

In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax discussed above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

Taxation of Gain on Sale of Shipping Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. income taxation with respect to gain realized on a sale of a ship, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a ship will be considered to occur outside of the United States for this purpose if title to the ship (and risk of loss with respect to the ship) passes to the buyer outside of the United States. We expect that any sale of a ship will be so structured that it will be considered to occur outside of the United States.

Taxation of United States Holders

You are a “U.S. holder” if you are a beneficial owner of the Notes and you are a U.S. citizen or resident, a U.S. corporation (or other U.S. entity taxable as a corporation), an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if (i) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. Federal income tax purposes.

If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your own tax advisor.

Interest on the Notes

Interest on a note generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s method of tax accounting for U.S. Federal income tax purposes.

Interest paid on the Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. Federal income tax purposes

Sale, Exchange or Other Disposition of the Notes

A U.S. holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of the Notes in an amount equal to the difference between the amount realized by the U.S. holder from such sale, exchange or other disposition and the U.S. holder’s tax basis in such Notes. Such gain or loss will be treated as long-term capital gain or loss if the U.S. holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate U.S. holders are generally eligible for a maximum 20% preferential tax rate. A U.S. holder’s ability to deduct capital losses against income is subject to certain limitations.

Unearned Income Medicare Contribution Tax

Each U.S. holder who is an individual, estate or trust is generally subject to a 3.8% Medicare tax on the lesser of (i) such U.S. holder’s “net investment income” for the relevant tax year, and (ii) the excess of such U.S. holder’s modified adjusted gross income for the tax year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes interest income and capital gains from the sale, exchange or other disposition of the Notes, subject to certain exceptions. You are encouraged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains from your ownership or disposition of the Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

You are a “non-U.S. holder” if you are a beneficial owner of the Notes (other than a partnership for U.S. tax purposes) and you are not a U.S. holder.

Interest on the Notes

Non-U.S. holders generally will not be subject to U.S. Federal income tax or withholding tax on interest received from us with respect to the Notes, unless that interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If the non-U.S. holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to such interest, that income is taxable only if it is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

Sale, Exchange or Other Disposition of the Notes

You generally will not be subject to U.S. Federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of the Notes, unless:

(a)

the gain is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to that gain, that gain generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; or

(b)	you are an individual who is present in the United States for 183 days or more during the tax year of disposition and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. Federal income tax (net of certain deductions) at regular U.S. Federal income tax rates. If you are a corporate non-U.S. holder, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

United States Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, interest payments made within the United States will be subject to information reporting requirements and backup withholding tax if you:

(1)	fail to provide an accurate taxpayer identification number;

(2)	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your U.S. Federal income tax returns; or

(3)	in certain circumstances, fail to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you sell the Notes to or through a U.S. office or broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell the Notes through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.

However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell the Notes through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

Tax Return Disclosure

U.S. individuals that hold certain specified foreign financial assets (which include notes in a foreign corporation) are subject to U.S. return disclosure obligations (and related penalties for failure to disclose). Such U.S. individuals are required to file IRS Form 8938 with their U.S. Federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Notes of a foreign corporation, including the Notes, are a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult with your own tax advisors regarding the filing of IRS Form 8938.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of the Notes in this offering, other than the underwriting discount, will be as follows:

SEC Registration Fee*	$25,175
Printing	50,000
Legal Fees and Expenses	300,000
Accountants’ Fees and Expenses	70,000
FINRA Fee*	37,500
Transfer Agent Fees and Expenses	7,000
Miscellaneous Costs.	10,325

Total	$500,000

*	Previously paid.

UNDERWRITING

Stifel, Nicolaus & Company, Incorporated and DNB Markets, Inc. are acting as joint book-running managers and structuring agents of this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Stifel, Nicolaus & Company, Incorporated	$
DNB Markets, Inc.	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $  per note in the case of sales to retail investors, and $  per note in the case of sales to institutional investors. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed to pay Stifel and DNB Markets, Inc. an aggregate structuring fee of $  in connection with this offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Paid by us
Per note		$(1)
Total	$

(1)	For sales to retail investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. For sales to institutional investors, the underwriting discount will be $ per note, resulting in proceeds, before expenses, to us of $ per note. The underwriters will not receive an underwriting discount or commission on the sales of Notes to Blenheim Holdings.

We estimate that our total expenses for this offering will be approximately $500,000.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes by the underwriters in the open market in order to cover short positions.

•

To close a short position, the underwriters must purchase Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and to persons and entities with relationships to us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us and to persons and entities with relationships to us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Notes may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase any Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. A majority of our directors and some of the named experts referred to in this prospectus supplement are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

LEGAL MATTERS

Certain legal matters, including tax matters, with respect to the laws of Bermuda will be passed upon for us by our special counsel as to Bermuda law, Conyers Dill & Pearman Limited. The validity of the Notes and certain matters with respect to this offering, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP may rely on the opinion of Conyers Dill & Pearman Limited for all matters of Bermuda law. Certain matters with respect to this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2016, and for each of the three years in the period ended December 31, 2016, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2016, and the effectiveness of GasLog Ltd.’s internal control over financial reporting as of December 31, 2016 have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus supplement. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus supplement, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus supplement and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document. We hereby incorporate our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 1, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the Notes made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement, but which has not been delivered with the prospectus supplement. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. Requests for such information should be made to us at the following address:

GasLog Ltd.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15

Attention: Nicola Lloyd, General Counsel

You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$600,000,000

GasLog Ltd.

Common Shares
Preference Shares
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common shares, preference shares, debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common shares are traded on the New York Stock Exchange under the symbol “GLOG”.

Our 8.75% Series A Preference Shares are traded on the New York Stock Exchange under the symbol “GLOG PR A”.

Our principal executive offices are located at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at such address is +377 97 97 51 15.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Bermuda Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our offered securities to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. This prospectus may be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The date of this prospectus is March 14, 2016.

-i-

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, particularly in relation to our operations, cash flows, financial position, liquidity and cash available for dividends or distributions, plans, strategies, business prospects and changes and trends in our business and the markets in which we operate. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials. We caution that these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date on which such oral or written statements are made, as applicable, about factors that are beyond our ability to control or predict, and are not intended to give any assurance as to future results. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

Factors that might cause future results and outcomes to differ include, but are not limited to, the following:

•

general liquefied natural gas, or “LNG”, shipping market conditions and trends, including spot and long-term charter rates, ship values, factors affecting supply and demand of LNG and LNG shipping and technological advancements;

•	continued low prices for crude oil and petroleum products;

•	our ability to enter into time charters with new and existing customers;

•	changes in the ownership of our charterers;

•	our customers’ performance of their obligations under our time charters;

•	our future operating performance, financial condition, liquidity and cash available for dividends and distributions;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our restrictive covenants and other obligations under our credit facilities;

•	future, pending or recent acquisitions of or orders for ships or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	the time that it may take to construct and deliver newbuildings and the useful lives of our ships;

•	number of off-hire days, drydocking requirements and insurance costs;

•	fluctuations in currencies and interest rates;

•	our ability to maintain long-term relationships with major energy companies;

•	our ability to maximize the use of our ships, including the re-employment or disposal of ships not under time charter commitments;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

the expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, requirements imposed by classification societies and standards imposed by our charterers applicable to our business;

•	risks inherent in ship operation, including the discharge of pollutants;

•	availability of skilled labor, ship crews and management;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach; and

•	other factors discussed in the Company’s Annual Report on Form 20-F filed with the SEC and available at http://www.sec.gov.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise, except as required by applicable law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

The declaration and payment of dividends are at all times subject to the discretion of our board of directors and will depend on, amongst other things, risks and uncertainties described above, restrictions in our credit facilities, the provisions of Bermuda law and such other factors as our board of directors may deem relevant.

THE COMPANY

Unless otherwise indicated, references in this prospectus to “GasLog”, the “Company”, the “Group”, “we”, “our”, “us” or similar terms refer to GasLog Ltd. or any one or more of its subsidiaries (including GasLog Partners LP) or their predecessors, or to such entities collectively, except that when such terms are used in this prospectus in reference to the common shares or the 8.75% Series A Cumulative Redeemable Perpetual Preference Shares (the “Series A Preference Shares”), they refer to GasLog Ltd; “GasLog Partners” or the “Partnership”, refers to GasLog Partners LP, a master limited partnership formed by GasLog to own, operate and acquire LNG carriers under long-term charters, or any one or more of GasLog Partners’ subsidiaries; “GasLog LNG Services” refers to GasLog LNG Services Ltd., our wholly owned subsidiary; “our vessels” or “our ships” refers to the LNG carriers owned or controlled by the Company and its subsidiaries, including the LNG carriers owned by GasLog Partners; “our wholly owned vessels” or “our wholly owned ships” refers to the LNG carriers owned by the Company and its subsidiaries, excluding any LNG carriers owned by GasLog Partners (in which we hold the controlling general partner interest as well as limited partner interests) and its subsidiaries and Egypt LNG Shipping Ltd. (in which we hold a 25.0% equity interest); “BG Group” refers to BG Group plc which was acquired by Royal Dutch Shell plc (“Shell”) on February 15, 2016, “MSL” refers to Methane Services Limited, a subsidiary of Shell, “Hyundai” refers to Hyundai Heavy Industries Co., Ltd., and “Samsung” refers to Samsung Heavy Industries Co., Ltd., or, in each case, one or more of their subsidiaries or to such entities collectively; “NYSE” refers to the New York Stock Exchange; “SEC” refers to the U.S. Securities and Exchange Commission; “dollars” and “$” refers to, and amounts are presented in, U.S. dollars; “Lepta Shipping” refers to Lepta Shipping Co., Ltd.; and “Mitsui” refers to Mitsui Co., Ltd.

We are an international owner, operator and manager of LNG carriers providing support to international energy companies as part of their LNG logistics chain. Our owned fleet consists of 26 owned LNG carriers, including 18 ships on the water and eight LNG carriers on order at two of the world’s leading LNG shipbuilders, Samsung and Hyundai. This includes eight LNG carriers in operation that are owned by our NYSE-listed subsidiary GasLog Partners, with which we have entered into certain agreements governing our relationship, including purchase options for certain of our ships. We currently manage and operate 22 LNG carriers including nine of our wholly owned ships in operation (one is managed by a subsidiary of Shell), the eight ships contributed or sold to the Partnership, three ships owned by MSL, one additional LNG carrier in which we have a 25.0% interest and a vessel secured under a long term bareboat charter from Lepta Shipping (a subsidiary of Mitsui). We are also supervising the construction of our newbuildings. We have secured multi-year time and seasonal time charter contracts for seven of our operating ships, the one vessel secured under a long term bareboat charter from Lepta Shipping (a subsidiary of Mitsui), the eight ships owned by the Partnership and seven of our eight newbuildings on order. From December 31, 2015, these contracts are expected to provide total contracted revenue of $3.7 billion during their initial terms, which expire between 2016 and 2029.

Our wholly owned subsidiary, GasLog LNG Services, exclusively handles the technical management of our fleet, including plan approval for new ship orders, supervision of ship construction and planning and supervision of drydockings, as well as technical operations, crewing, training, maintenance, regulatory and classification compliance and health, safety, security and environmental management and reporting. As the sole technical manager of BG Group’s owned fleet of LNG carriers for over 15 years, we have established a track record for the efficient, safe and reliable operation of LNG carriers, which is evidenced by our safety performance and the limited off-hire days of the 22 ships currently operating under our management.

On April 4, 2012, we completed an initial public offering and a concurrent private placement of our common shares. On January 22, 2014, we completed a follow-on public offering and concurrent private placement of our common shares. On April 16, 2014, we completed a second follow-on public offering of our common shares. Our common shares are listed on the NYSE under the ticker symbol “GLOG”. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

On April 7, 2015 we completed a public offering of our Series A Preference Shares, par value $0.01 per share. The Series A Preference Shares are listed on the NYSE under the ticker symbol “GLOG PR A”.

We maintain our principal executive offices at Gildo Pastor Center, 7 Rue du Gabian, MC 98000, Monaco. Our telephone number at that address is +377 97 97 51 15. We are registered with the Registrar of Companies in Bermuda under registration number 33928. We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our securities. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Bermuda exempted company. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. As a result, the rights of holders of our securities will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions.

A majority of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, our registered agent, to accept service of process on our behalf in any such action.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $600,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. For purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and GasLog Ltd., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but we are required to furnish certain proxy statements to shareholders under NYSE rules. Those proxy statements are not expected to conform to

Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 14, 2016;

•

the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description; and

•

the description of our Series A Preference Shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 31, 2015, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investor Relations” section of our website at www.gaslogltd.com. The information contained on or connected to our website is not a part of this prospectus. Requests for such information should be made to us at the following address:

GasLog Ltd.
c/o GasLog Monaco S.A.M.
Gildo Pastor Center
7 Rue du Gabian
MC 98000, Monaco
+377 97 97 51 15
Attention: General Counsel

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The following table shows our ratio of earnings to fixed charges for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

	Year Ended December 31
	2011	2012	2013	2014	2015
Ratio of Earnings to Fixed Charges(1)	2.47	1.36	3.09	1.74	1.60
Ratio of Earnings to Combined Fixed Charges and Preference Dividends(1)	2.47	1.36	3.09	1.74	1.48

(1)	For purposes of calculating the ratios above:

•

“earnings” is the result of adding (a) pre-tax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income of equity investees (which includes non-cash unrealized gains and losses on derivative financial instruments), (b) fixed charges, (c) amortization of capitalized interest, and (d) distributed income of equity investees, and subtracting interest capitalized;

•

“fixed charges” represent (i) interest incurred (whether expensed or capitalized) (ii) amortized premiums and capitalized expenses related to indebtedness, (iii) interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries;

•

“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding Series A Preference Shares. There is no effective income tax rate applicable to continuing operations. We did not have any preference shares outstanding during the periods from 2011 to 2014 and the ratio of earnings to combined fixed charges and preference dividends is equivalent to the ratio of earnings to fixed charges for these periods. As of March 14, 2016, we had 4,600,000 outstanding Series A Preference Shares.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations and new vessel acquisitions.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

More information on our share capital is included under “Item 10. Additional Information” in our annual report on Form 20-F for the year ended December 31, 2015, filed with the SEC on March 14, 2016.

A description of our common shares can be found in our registration statement on the description of our common shares which is contained in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 21, 2012, including any amendment or report filed for the purpose of updating such description.

A description of our Series A Preference Shares can be found in our registration statement on Form 8-A (File No. 001-35466), filed with the SEC on March 31, 2015, including any amendment or report filed for the purpose of updating such description.

DESCRIPTION OF PREFERENCE SHARES

Our bye-laws authorize our board of directors to establish one or more series of preference shares, in addition to the Series A Preference Shares, and to determine, with respect to any series of preference shares, the terms and rights of that series. The issuance of preference shares may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of preference shares with voting and conversion rights may adversely affect the voting power of the holders of shares of our common shares.

The applicable prospectus supplement will describe the following terms of any series of preference shares in respect of which this prospectus is being delivered:

•	the number of shares constituting a series and the distinctive designation of the series;

•

the dividend rate of the series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of the series;

•	the voting rights, if any, of the holders of the series, in addition to the voting rights provided by law;

•

whether the series will have conversion or exchange privileges (including, without limitation, conversion into common shares), and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate;

•	whether the shares of the series will be redeemable or repurchaseable and, if so, the terms and conditions or such redemption or repurchase;

•	whether the series will have a sinking fund for the redemption or repurchase of shares of the series;

•

the rights of the shares of the series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon issuance of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

•

the rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any of payment in respect of shares of the series; and

•	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of the series.

The description in the applicable prospectus supplement of any preference shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable board resolution, certificate of designations or specimen share certificate, which will be filed with the SEC if we offer preference shares. For more information on how you can obtain copies of any board resolution, certificate of designations or specimen share certificate if we offer preference shares, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable board resolution, applicable certificate of designations or the applicable specimen share certificate, and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common shares or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common shares or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common shares or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

•

whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

•

tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

•

any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

•

we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or resolution of the board of directors, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

•

if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

•

if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

•

if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•

the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

•

irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U. S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•

make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the board of directors may deem necessary or desirable and which shall not adversely affect the rights of the holders of debt securities in any material respect.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•

alter the terms on which holders of the debt securities may convert or exchange debt securities for common shares or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-

entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of any combination of common shares, preference shares, debt securities, warrants and rights. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

NON-UNITED STATES TAX CONSIDERATIONS

Our Annual Report filed on Form 20-F provides a discussion of Bermuda tax consequences that may be relevant to prospective investors in our securities. The applicable prospectus supplement may also contain information about any non-U.S. tax considerations relating to the securities covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, the securities covered by this prospectus and the applicable prospectus supplement. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•

on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act of 1933, as amended, rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, if more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with FINRA Rule 5121.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of the securities registered under this registration statement.

SEC Registration Fee		$50,666.90
Printing		*
Legal Fees and Expenses.		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of GasLog Ltd. for the year ended December 31, 2013, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The consolidated financial statements of GasLog Ltd. as of December 31, 2015 and December 31, 2014, and for each of the years in the two year period ended December 31, 2015, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2015 and the effectiveness of GasLog Ltd’s internal control over financial reporting as of December 31, 2015, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The offices of Deloitte LLP are located at 2 New Street Square, London, EC4A 3BZ, United Kingdom.

$250,000,000

% Senior Notes due 2024

GasLog Ltd.

PROSPECTUS SUPPLEMENT

 , 2017

Joint Bookrunners

Stifel	DNB Markets